                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
  [_] Preliminary Proxy Statement
  [_] Definitive Proxy Statement
  [X] Definitive Additional Materials
  [_] Soliciting Materials Pursuant to Section 240.14a-11(c) or Section
  240.14a-12

                                  ACE LIMITED
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  ACE LIMITED
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

  [_] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(3).
  [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [X] Fee computed on table below per Exchange Act Rule 14a-5(i)(4) and 0-11.

      1) Title of each class of securities to which transactions applies:
    Ordinary Shares

      2) Aggregate number of securities to which transactions applies:
    18,181,818*

      3) Per unit price or other underlying value of transaction computed
    pursuant to Exchange Act Rule 0-11.    $33.00 per Ordinary Share*

            * Pursuant to the terms of the transaction described in the Joint Proxy Statement/Prospectus, ACE Limited will issue Ordinary Shares having an aggregate market value (determined as described in the Joint Proxy Statement/Prospectus) of $600,000,000, provided that the average closing price used in determining the number of Ordinary Shares to be issued will not be less than $33.00. The aggregate number of securities to which the transaction applies and the per unit price have been calculated assuming a $33.00 average closing price which would provide the maximum number of Ordinary Shares issuable in the transaction.

      4) Proposed maximum aggregate value of transaction: $600,000,000

      5) Total Fee paid: $120,000

  [_]Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount previously paid:

      2) Form, Schedule or Registration Statement No.:

      3) Filing Party:

      4) Date Filed:

                                               Filed Pursuant to Rule 424(b)(3)
                                               File No. 333-04153


  ACE   [LOGO]
LIMITED                                                           June 20, 1996

Dear Shareholder:

  On June 19, 1996, ACE Limited ("ACE") entered into an amendment (the "Amendment") to its Agreement and Plan of Amalgamation (as amended, the "Amalgamation Agreement") with Tempest Reinsurance Company Limited ("Tempest"). Pursuant to the Amendment, Tempest will declare a pre-closing dividend which will reduce Tempest's Net Assets (as defined in the Amendment) to $452.5 million. In addition, the 42 percent loss ratio provision has been removed from the calculation of Tempest's Net Assets and the ability of either party to terminate the transaction if the "Average Closing Price" (used in determining the number of ACE Ordinary Shares to be issued in the transaction) is greater than $49.00 has been eliminated. Tempest shareholders may also receive a contingent additional dividend of up to a maximum of $50 million, depending on the trading prices of ACE's Ordinary Shares shortly before and after the closing of the Amalgamation. The increased dividends to be paid to Tempest shareholders will not affect the number of shares to be issued in the Amalgamation. The Amendment was agreed to in light of an offer to acquire Tempest by IPC Holdings, Ltd. ACE's board of directors and management believe that the Amalgamation provides ACE with a unique opportunity to diversify its business and look forward to working with the talented people at Tempest.

  THE BOARD OF DIRECTORS OF ACE HAS DETERMINED THAT THE AMALGAMATION AND THE ISSUANCE OF ACE ORDINARY SHARES (THE "SHARE ISSUANCE") ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF ACE. ACCORDINGLY, THE BOARD HAS APPROVED THE AMALGAMATION AGREEMENT AND THE SHARE ISSUANCE AND RECOMMENDS THAT ALL SHAREHOLDERS VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE ACE SPECIAL MEETING.

  The accompanying supplement (the "Supplement") to the Joint Proxy Statement/Prospectus dated May 22, 1996 (the "Joint Proxy Statement/Prospectus") includes information concerning the Amendment, describes a number of recent developments since the mailing to you of the Joint Proxy Statement/Prospectus and includes other important information relating to ACE, Tempest and the proposed transaction. The Supplement modifies and supersedes certain information contained in the Joint Proxy Statement/Prospectus and should be read in conjunction with the Joint Proxy Statement/Prospectus. Both documents include important information, and you are urged to give these documents your careful attention and consideration.

  In order to provide you with sufficient time to review the matters described in the Supplement, the previously scheduled Extraordinary General Meeting of Shareholders (the "ACE Special Meeting") of ACE has been adjourned to Monday, July 1, 1996 at 8:30 a.m. The ACE Special Meeting will be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda. At the ACE Special Meeting, you will be asked to consider and approve the issuance of ACE Ordinary Shares pursuant to the terms of the Amalgamation Agreement.

  IF YOU HAVE ALREADY SUBMITTED A PROXY CARD, YOU DO NOT NEED TO SUBMIT THE ACCOMPANYING PROXY CARD UNLESS YOU WISH TO CHANGE YOUR VOTE. A VOTE INDICATED ON A PREVIOUSLY SUBMITTED PROXY CARD WILL REMAIN VALID, UNLESS YOU SUBMIT A SUBSEQUENT PROXY CARD CHANGING YOUR VOTE OR YOU REVOKE YOUR PROXY.

                                     Sincerely,

                                     /s/ Brian Duperreault

                                     Brian Duperreault,
                                     Chairman, President and Chief Executive
                                      Officer

  ACE   [LOGO]
LIMITED

               NOTICE OF ADJOURNED EXTRAORDINARY GENERAL MEETING

                                                                  June 20, 1996
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

  NOTICE IS HEREBY GIVEN that the Extraordinary General Meeting of Shareholders (the "ACE Special Meeting") of ACE Limited ("ACE") held on June 19, 1996 has been adjourned to Monday, July 1, 1996 at 8:30 a.m. The continuation of the ACE Special Meeting will be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda. At the ACE Special Meeting, shareholders of ACE will consider and vote upon a proposal to approve the issuance (the "Share Issuance") of Ordinary Shares, par value $0.125 per share, of ACE pursuant to the terms of the Agreement and Plan of Amalgamation, dated March 14, 1996, as amended by an Amendment thereto dated as of June 19, 1996, between ACE, TRCL Acquisition Limited, a wholly-owned subsidiary of ACE, and Tempest Reinsurance Company Limited.

  Only shareholders of record, as shown by the transfer books of ACE, at the close of business on May 16, 1996 are entitled to notice of, and to vote at, the ACE Special Meeting or any adjournment or postponement thereof.

  IF YOU HAVE ALREADY SUBMITTED A PROXY CARD, YOU DO NOT NEED TO SUBMIT THE ACCOMPANYING PROXY CARD UNLESS YOU WISH TO CHANGE YOUR VOTE. A VOTE INDICATED ON A PREVIOUSLY SUBMITTED PROXY CARD WILL REMAIN VALID, UNLESS YOU SUBMIT A SUBSEQUENT PROXY CARD CHANGING YOUR VOTE OR YOU REVOKE YOUR PREVIOUSLY SUBMITTED PROXY.

  FOR FURTHER INFORMATION CONCERNING THE AMALGAMATION, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY
STATEMENT/PROSPECTUS PREVIOUSLY DELIVERED AND THE SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS ON THE FOLLOWING PAGES.

  ACE'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman, President and Chief
                                          Executive Officer

[LOGO] TempestRe


            NOTICE OF ADJOURNED SPECIAL GENERAL MEETING OF MEMBERS

                                                                  June 20, 1996
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF TEMPEST REINSURANCE COMPANY LIMITED:

  NOTICE IS HEREBY GIVEN that the Special General Meeting of Members (the "Tempest Special Meeting") of Tempest Reinsurance Company Limited ("Tempest") has been adjourned to Thursday, June 27, 1996 at 9:30 a.m. The continuation of the Tempest Special Meeting will be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda. At the Tempest Special Meeting, holders of Tempest Common Shares will consider and vote upon a proposal to approve the terms of the Agreement and Plan of Amalgamation, dated March 14, 1996, as amended by an Amendment thereto dated as of June 19, 1996 (as amended, the "Amalgamation Agreement"), among ACE Limited, TRCL Acquisition Limited, a wholly-owned subsidiary of ACE Limited, and Tempest.

  In connection with the Amalgamation, holders of Tempest Common Shares are also being asked to consent to (i) the amendment of the Securityholders Agreement dated as of September 15, 1993, as amended, and (ii) the waiver of their appraisal rights (collectively, the "Tempest Transactions"), in each case as detailed in the Joint Proxy Statement/Prospectus previously delivered.

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED PINK PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE TEMPEST SPECIAL MEETING, BY FACSIMILE TO (441) 292-2790, ATTENTION: CORPORATE SECRETARY, TO BE CONFIRMED BY SENDING THE ORIGINAL BY OVERNIGHT COURIER, TO: TEMPEST REINSURANCE COMPANY LIMITED, 4TH FLOOR, PAR-LA-VILLE PLACE, 14 PAR-LA-VILLE ROAD, HAMILTON HM 08, BERMUDA. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS AND THE ATTACHED SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS. EVEN IF YOU HAVE ALREADY SUBMITTED A BLUE PROXY CARD, PLEASE SUBMIT THE PINK PROXY CARD ACCOMPANYING THE SUPPLEMENT.

  FOR FURTHER INFORMATION CONCERNING THE AMALGAMATION, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY
STATEMENT/PROSPECTUS PREVIOUSLY DELIVERED AND THE SUPPLEMENT TO THE JOINT PROXY/STATEMENT PROSPECTUS ON THE FOLLOWING PAGES.

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT AND CONSENT TO THE TEMPEST
TRANSACTIONS.

                                          By Order of the Board of Directors,


                                          Charles G. Collis, Jr.
                                          Assistant Secretary

                                  ACE LIMITED
                                      AND
                      TEMPEST REINSURANCE COMPANY LIMITED

                                  SUPPLEMENT
                                      TO
                             JOINT PROXY STATEMENT

FOR THE ADJOURNED EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF ACE LIMITED
                        TO BE CONTINUED ON JULY 1, 1996

  FOR THE ADJOURNED SPECIAL GENERAL MEETING OF MEMBERS OF TEMPEST REINSURANCE
                                COMPANY LIMITED
                       TO BE CONTINUED ON JUNE 27, 1996
                                --------------
                                  ACE LIMITED

                             PROSPECTUS SUPPLEMENT

  This supplement ("Supplement") to the Joint Proxy Statement/Prospectus, dated May 22, 1996 (the "Joint Proxy Statement/Prospectus"), is being furnished to the shareholders of ACE Limited, a Cayman Islands corporation ("ACE"), and Tempest Reinsurance Company Limited, a Bermuda corporation ("Tempest"), in connection with the solicitation of proxies by the respective Boards of Directors of ACE and Tempest for use, respectively, at the adjourned extraordinary general meeting of shareholders of ACE to be continued on Monday, July 1, 1996, at 8:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda (the "ACE Special Meeting"), and at the adjourned special general meeting of members of Tempest to be continued on Thursday, June 27, 1996, at 9:30 a.m. at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda (the "Tempest Special Meeting" and, together with the ACE Special Meeting, the "Special Meetings").

  At the ACE Special Meeting, the holders of record of ordinary shares, par value $0.125 per share, of ACE ("ACE Ordinary Shares"), as shown by the transfer books of ACE, at the close of business on May 16, 1996 (the "ACE Record Date," and the holders of ACE Ordinary Shares on the ACE Record Date, the "ACE Shareholders"), will consider and vote upon a proposal, as more fully described herein and in the Joint Proxy Statement/Prospectus, to approve the issuance (the "Share Issuance") of ACE Ordinary Shares pursuant to the Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Original Amalgamation Agreement"), as amended (the "Amalgamation Agreement") by an amendment (the "Amendment"), dated as of June 19, 1996, between ACE, TRCL Acquisition Limited ("Acquisition Subsidiary"), a wholly-owned subsidiary of ACE, and Tempest, which will effect the amalgamation of Acquisition Subsidiary with and into Tempest (together with the transactions contemplated thereby, and as more fully described herein, the "Amalgamation").

  At the Tempest Special Meeting, the holders of record of common shares, par value $10 per share, of Tempest ("Tempest Common Shares"), as shown in the register of members of Tempest, at the close of business on May 16, 1996 (the "Tempest Record Date," and the holders of Tempest Common Shares on the Tempest Record Date, the "Tempest Shareholders"), will consider and vote upon a proposal, as more fully described herein and in the Joint Proxy Statement/Prospectus, to approve the Amalgamation Agreement and to consent to
(i) the amendment of the Securityholders Agreement dated as of September 15, 1993, as amended (the "Securityholders Agreement"), and (ii) the waiver of their appraisal rights (collectively, the "Tempest Transactions"), in each case as detailed in the Joint Proxy Statement/Prospectus.

  A copy of the Amendment is attached to this Supplement as Annex A. A copy of the Original Amalgamation Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus. If you need additional copies of the Joint Proxy Statement/Prospectus, please call Corporate Investor Communications, Inc. at
(201) 896-1900 Attention: Processing Department.

  On June 20, 1996, the last full trading day for which information was available prior to the printing and mailing of this Supplement, the last closing price reported for ACE Ordinary Shares on the New York Stock Exchange, Inc. ("NYSE") Composite Tape was $47 1/4 per share.

  This Supplement includes information concerning the Amendment, describes a number of recent developments since the mailing of the Joint Proxy Statement/Prospectus and includes other important information relating to ACE, Tempest and the Amalgamation. This Supplement modifies and supersedes certain information contained in the Joint Proxy Statement/Prospectus and should be read in conjunction with the Joint Proxy Statement/Prospectus. Both documents include important information, and you are urged to give these documents your careful attention and consideration.

  This Supplement is first being mailed to shareholders of ACE and Tempest on or about June 21, 1996.
                                --------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT OR THE JOINT
      PROXY  STATEMENT/ PROSPECTUS. ANY  REPRESENTATION TO  THE CONTRARY
        IS A CRIMINAL OFFENSE.
                                --------------
  The date of this Supplement to the Joint Proxy Statement/Prospectus is June
                                   20, 1996.

  FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT OR THE JOINT PROXY STATEMENT/PROSPECTUS. THE BUYER IN NORTH CAROLINA UNDERSTANDS THAT NONE OF ACE, TEMPEST OR ANY OF THEIR RESPECTIVE SUBSIDIARIES ARE LICENSED AS INSURANCE COMPANIES IN NORTH CAROLINA NOR DO THEY MEET THE BASIC ADMISSION REQUIREMENTS FOR LICENSING AS INSURANCE COMPANIES IN NORTH CAROLINA.

  NO PERSON IS AUTHORIZED BY ACE OR TEMPEST TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN ANY INFORMATION OR REPRESENTATION CONTAINED IN THIS SUPPLEMENT OR IN THE JOINT PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE OFFERING AND THE SOLICITATION MADE BY THIS SUPPLEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH A SOLICITATION OR OFFERING MAY NOT LAWFULLY BE MADE.

  NEITHER THE DELIVERY OF THIS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ACE OR TEMPEST SINCE THE DATE HEREOF.

                               ----------------

  All information contained in this Supplement relating to ACE and Acquisition Subsidiary has been supplied by ACE, and all information relating to Tempest has been supplied by Tempest. Neither ACE nor Tempest warrants the accuracy or completeness of information relating to the other party.

  In this Supplement, amounts are expressed in United States dollars and financial statements contained or incorporated by reference herein and (unless otherwise indicated) related financial information derived therefrom have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

  Capitalized terms used in this Supplement without definition shall have the respective meanings given such terms in the Joint Proxy Statement/Prospectus.

                STATEMENT REGARDING FORWARD LOOKING DISCLOSURE

  Certain sections of this Supplement contain forward looking statements that involve risks and uncertainties, including those associated with the effect of U.S. and international economic conditions, interest rates, market share risk relating to underwriting criteria and changes in performance of the financial markets.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
STATEMENT REGARDING FORWARD LOOKING DISCLOSURE............................  ii
THE SPECIAL MEETINGS......................................................   1
RECENT DEVELOPMENTS.......................................................   2
MARKET PRICES OF ACE ORDINARY SHARES......................................   7
RECOMMENDATION OF THE BOARDS OF DIRECTORS AND REASONS FOR THE
 AMALGAMATION.............................................................   7
THE AMENDMENT TO THE AMALGAMATION AGREEMENT...............................  15
THE GENERAL RE AGREEMENT..................................................  18
TAX CONSEQUENCES OF THE AMENDED AMALGAMATION AGREEMENT....................  20
TEMPEST DIRECTOR STOCK OPTIONS............................................  20
COMPARATIVE PER SHARE DATA................................................  21
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF ACE...  22
ANNEX A--Amendment to Agreement and Plan of Amalgamation.................. A-1
ANNEX B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation... B-1
ANNEX C--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated.... C-1

                             THE SPECIAL MEETINGS

PLACE, DATE AND TIME

  The ACE Special Meeting held on June 19, 1996 has been adjourned to Monday, July 1, 1996 at 8:30 a.m. The continuation of the ACE Special Meeting will be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda.

  The Tempest Special Meeting held on June 19, 1996 has been adjourned to Thursday, June 27, 1996 at 9:30 a.m. The continuation of the Tempest Special Meeting will be held at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda.

VOTING AND REVOCATION OF PROXIES

  ACE. ACE Ordinary Shares represented by a proxy properly signed and received at or prior to the ACE Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE ACE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL OF THE SHARE ISSUANCE. IF A SHAREHOLDER HAS ALREADY SUBMITTED A PROXY CARD, HE OR SHE DOES NOT NEED TO SUBMIT AN ADDITIONAL PROXY CARD UNLESS THE SHAREHOLDER WISHES TO CHANGE HIS OR HER VOTE. A VOTE INDICATED ON A PREVIOUSLY SUBMITTED PROXY CARD WILL REMAIN VALID UNLESS A SHAREHOLDER SUBMITS A SUBSEQUENT PROXY CARD CHANGING HIS OR HER VOTE OR REVOKES HIS OR HER PREVIOUSLY SUBMITTED PROXY. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing with the Secretary of ACE prior to or at the ACE Special Meeting either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date, or by voting in person at the ACE Special Meeting. All written notices of revocation and other communications with respect to revocation of ACE proxies should be addressed to: ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, Attention:
Assistant Secretary. Attendance at the ACE Special Meeting, in and of itself, will not constitute a revocation of a proxy.

  The ACE Board of Directors is not aware of any business to be acted upon at the ACE Special Meeting other than as described herein and in the Joint Proxy Statement/Prospectus. If, however, other matters are properly brought before the ACE Special Meeting, including any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment, except that properly executed proxies voted against the Share Issuance will not be voted for any such adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incidental to the conduct of the ACE Special Meeting.

  ACE'S BOARD OF DIRECTORS HAS DETERMINED THAT THE SHARE ISSUANCE AND THE AMALGAMATION AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF ACE AND ITS SHAREHOLDERS. ACE'S BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

  Tempest. Tempest Common Shares represented by a proxy properly signed and received at or prior to the Tempest Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, THE TEMPEST COMMON SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL OF THE AMALGAMATION AGREEMENT, AND THE TEMPEST SHAREHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE TEMPEST TRANSACTIONS. PREVIOUSLY SUBMITTED BLUE PROXY CARDS WILL BE DISREGARDED. TEMPEST SHAREHOLDERS MUST SUBMIT THE PINK PROXY CARDS IN ORDER TO CAST THEIR VOTES FOR APPROVAL OF THE AMALGAMATION AGREEMENT AND CONSENT TO THE TEMPEST TRANSACTIONS.

  PINK PROXY CARDS SHOULD BE SENT BY FACSIMILE TO (441) 292-2790, ATTENTION:
CORPORATE SECRETARY, TO BE CONFIRMED BY SENDING THE ORIGINAL BY OVERNIGHT COURIER TO: TEMPEST REINSURANCE COMPANY LIMITED, 4TH FLOOR, PAR-LA-VILLE PLACE, 14 PAR-LA-VILLE ROAD, HAMILTON HM 08, BERMUDA, ATTENTION: CORPORATE SECRETARY.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing with the Corporate Secretary of Tempest prior to or at the Tempest Special Meeting either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date, or by voting in person at the Tempest Special Meeting. All written notices of revocation and other communications with respect to revocation of Tempest proxies should be addressed to: Tempest Reinsurance Company Limited, 4th Floor, Par-La-Ville Place, 14 Par-La-Ville Road, Hamilton HM 08, Bermuda,
Attention: Corporate Secretary. Attendance at the Tempest Special Meeting, in and of itself, will not constitute a revocation of a proxy.

  The Tempest Board of Directors is not aware of any business to be acted upon at the Tempest Special Meeting other than as described herein and in the Joint Proxy Statement/Prospectus. If, however, other matters are properly brought before the Tempest Special Meeting, including any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment, except that properly executed proxies voted against the Amalgamation Agreement will not be voted for any such adjournment or postponement. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote on matters incidental to the conduct of the Tempest Special Meeting.

  TEMPEST'S BOARD OF DIRECTORS HAS DETERMINED THAT THE AMALGAMATION AGREEMENT AND THE TEMPEST TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF TEMPEST AND ITS SHAREHOLDERS. TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT TEMPEST SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT AND CONSENT TO THE TEMPEST TRANSACTIONS.

  TEMPEST SHAREHOLDERS SHOULD NOT SEND SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE AMALGAMATION IS CONSUMMATED, A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF TEMPEST SHARE CERTIFICATES WILL SHORTLY THEREAFTER BE MAILED TO EACH HOLDER OF TEMPEST COMMON SHARES AT THE EFFECTIVE TIME.

                              RECENT DEVELOPMENTS

  Set forth below is a description of certain recent developments, which description should be read in conjunction with the Joint Proxy
Statement/Prospectus, including the matters described therein under "The Amalgamation--Background of the Amalgamation."

  On May 22, 1996, the Securities and Exchange Commission ("SEC") declared the Registration Statement on Form S-4, including the Joint Proxy
Statement/Prospectus, effective. On May 23, 1996, the Joint Proxy
Statement/Prospectus was mailed to shareholders of both ACE and Tempest.

  Between May 22, 1996 and June 4, 1996, Brian Duperreault, Chairman, President and Chief Executive Officer of ACE, and Donald Kramer, Co-Chairman of Tempest, met with shareholders of both ACE and Tempest to discuss the terms of the Amalgamation and solicit their proxies.

  On June 3, 1996, Joseph C.H. Johnson, Chairman of the Board of IPC Holdings, Ltd. ("IPC"), a Bermuda-based property catastrophe reinsurance company, sent a letter (the "Initial IPC Letter" and, as subsequently modified by letters dated June 10 and 17, 1996 , the "IPC Proposal") to the Tempest Board of Directors, in which IPC proposed to acquire Tempest in a cash and stock transaction (the "Proposed IPC Combination"). Based on the Initial IPC Letter, the Proposed IPC Combination would occur as follows: First, General Re Corporation ("General Re"), the holder of approximately 20% of the outstanding Tempest Common Shares, would receive $146 million in cash from Tempest for the
(i) repurchase of 75% of the Tempest Common Shares held by General Re, (ii) cancellation of General Re's options to purchase Tempest Common Shares, and
(iii) termination of all contractual arrangements between General Re and Tempest. Second, Tempest would be permitted to declare a dividend to holders of Tempest Common Shares (excluding those repurchased from General Re) of $100 million, subject to adjustments for changes in Tempest's book value from March 31, 1996 to closing (excluding the above payment to General Re). Third, Tempest shareholders would be able to elect to exchange their Tempest Common Shares for either cash or stock, subject to proration only if the holders of less than 39% or more than 48% of the outstanding Tempest Common Shares elected to take cash. The cash consideration in the Proposed IPC Combination would constitute a minimum of $275 million and a maximum of $340 million.

  The Initial IPC Letter contemplated a collar to protect the value of the IPC common stock to be received by Tempest shareholders as long as the average price of the IPC common stock during the ten-day measurement period prior to the shareholder meetings was not less than $18.00 and not more than $22.00. Tempest would have the right to terminate the transaction if the average IPC stock price was less than $16.00 during the measurement period, unless IPC elected to top up the number of IPC shares issued to Tempest shareholders. If IPC's stock price during the measurement period were to exceed $24.00, the number of shares of IPC common stock to be issued would be adjusted in order to put a cap on the maximum value of the consideration issued in the Proposed IPC Combination of approximately $735 million (excluding the $100 million dividend).

  The Initial IPC Letter stated that American International Group, Inc. ("AIG"), an approximately 24.4% shareholder of IPC, had indicated its commitment to purchase shares of IPC common stock so as to provide up to $65 million to fund, as necessary, cash elections made by Tempest shareholders and to maintain its approximately 24.4% ownership of IPC after the proposed combination.

  The transactions contemplated in the Initial IPC Letter were subject to General Re agreeing to the consideration it would receive under the Initial IPC Letter, termination of the Original Amalgamation Agreement, execution of a definitive agreement between IPC and Tempest and the approval of the Boards of Directors and shareholders of both Tempest and IPC. Consummation of the transaction proposed in the Initial IPC Letter was also conditioned upon the satisfactory completion of a due diligence review of Tempest. According to the Initial IPC Letter, IPC anticipated consummation of the Proposed IPC Combination by September 30, 1996. The preceding description of the Initial IPC Letter is qualified in its entirety by reference to the full text of the Initial IPC Letter which has been filed with the SEC as an exhibit to a Current Report on Form 8-K filed by IPC on June 3, 1996.

  On June 3, in accordance with the Original Amalgamation Agreement, Tempest informed ACE of the receipt of the Initial IPC Letter.

  On June 6, 1996, the Amalgamation Committee of Tempest's Board convened to address certain issues raised by Tempest's receipt of the Initial IPC Letter. The Amalgamation Committee determined that (i) IPC had the financial ability to consummate a Third Party Acquisition (as defined in the Original Amalgamation Agreement), (ii) based on the written advice of counsel, a copy of which was provided to ACE as required by the Original Amalgamation Agreement, it was necessary in order to comply with the Tempest Board's fiduciary duties under applicable law to provide requested non-public information to IPC, and (iii) Tempest should enter into a confidentiality agreement with IPC. Thereafter on June 6, 1996, IPC and Tempest each entered into a confidentiality letter facilitating the provision of non-public information necessary for each party to evaluate the business, results of operations and financial condition of the other.

  From June 6, 1996 to June 17, 1996, representatives of each of IPC and Tempest conducted due diligence at the offices of the other and elsewhere. In accordance with the Original Amalgamation Agreement, Tempest provided to ACE copies of all documents provided to IPC.

  On June 8, 1996, ACE's Board of Directors discussed, by informational telephone conference, the terms of the Initial IPC Letter and the possibility of increasing the consideration to be paid to Tempest shareholders through dividends that Tempest would be permitted to declare prior to the effectiveness of the Amalgamation. During this discussion, ACE's management, as well as ACE's financial advisors, made presentations regarding their analyses of the Initial IPC Letter and the effect of improving the consideration to be offered to Tempest shareholders through increasing the amount of dividends that could be declared by Tempest prior to the

Amalgamation. Based upon its consideration of those presentations and the presentations previously made at meetings of ACE's Board and Approval Committee, as well as other factors more fully described below, the Approval Committee of ACE's Board subsequently authorized, by unanimous written consent, an amendment to the Original Amalgamation Agreement and authorized Mr. Duperreault to communicate the improved offer to Tempest. Mr. Duperreault sent a letter, dated June 8, 1996, to Mr. Kramer with the terms of the improved offer (the "Improved ACE Proposal Letter").

  As disclosed in the Improved ACE Proposal Letter, ACE proposed to amend the Original Amalgamation Agreement to permit Tempest to declare a pre-closing dividend of approximately $50 million in addition to the dividends already contemplated by the Amalgamation Agreement, plus an additional contingent pre-closing dividend (the "Second Contingent Dividend") of up to a maximum of $50 million if the price of ACE Ordinary Shares did not trade at $49.00 per share or higher on any date from and including June 10, 1996 to the date prior to the closing of the Amalgamation. As part of its proposal, ACE proposed to remove the 42% loss ratio provision from the calculation of Tempest's Net Assets (as defined in the Amalgamation Agreement) at the closing date. ACE also agreed to an amendment of Tempest's agreement with General Re to provide for an additional cash payment to General Re of $7.5 million. ACE proposed to remove the ability of both ACE and Tempest to terminate the Original Amalgamation Agreement if the Average Closing Price (as defined in the Original Amalgamation Agreement) is greater than $49.00. See "The Amendment to the Amalgamation Agreement--Termination." The preceding description of the Improved ACE Proposal Letter is qualified in its entirety by reference to the full text of the Improved ACE Proposal Letter which has been filed with the SEC as an exhibit to a Current Report on Form 8-K filed by ACE on June 10, 1996, which Current Report on Form 8-K is incorporated herein by reference.

  On June 9, 1996, ACE issued a press release disclosing the presentation of the improved offer to Tempest.

  By letter dated June 10, 1996 addressed to the Board of Directors of Tempest, IPC clarified that in the event Tempest paid to ACE the termination fee of $12 million as provided for in the Original Amalgamation Agreement, no deduction would be made by reason of such termination fee in any dividends otherwise payable by Tempest to Tempest's shareholders in accordance with the transaction outlined in the IPC Proposal.

  On June 10, 1996, the Tempest Board met to consider the terms of the Original Amalgamation Agreement, as improved by the terms of the Improved ACE Proposal Letter, and the terms of the Initial IPC Letter, as modified by the letter dated June 10, 1996. At that meeting, the Tempest Board first ratified all the determinations and actions of the Amalgamation Committee made or taken in the preceding week, including the determination that IPC constituted an entity with the financial ability to consummate a Third Party Acquisition (as defined in the Original Amalgamation Agreement) and that it was necessary, in order to comply with the Board's fiduciary duties under applicable law, to enter into a confidentiality agreement with IPC and furnish requested information to IPC. General Re advised the Tempest Board that, in light of Tempest's receipt of the IPC and ACE proposals, both of which represented the possibility of delivering to the Tempest Shareholders other than General Re significantly greater consideration than would be delivered to them in the original transaction with ACE, General Re believed the share purchase agreement dated as of March 14, 1996 among Tempest, General Re and certain of its affiliates (the "March 14 Share Purchase Agreement") was no longer enforceable and that it would be appropriate to renegotiate the terms of the March 14 Share Purchase Agreement. Although the Tempest Board of Directors did not accept that the March 14 Share Purchase Agreement was unenforceable, it elected, in the interest of facilitating discussion and evaluation of the ACE transaction (as modified to date) and the IPC Proposal, to renegotiate with General Re the terms of the March 14 Share Purchase Agreement.

  The Tempest Board debated the merits of the Initial IPC Letter, as modified by the letter dated June 10, 1996, noting that by its terms it was conditioned, among other things, on the successful completion of a due diligence investigation of Tempest and the ability of IPC to secure financing. The Tempest Board also noted that IPC could not consummate the Proposed IPC Combination before September 15, 1996 and anticipated a closing date of September 30, 1996. The Tempest Board also discussed the Improved ACE Proposal Letter and began negotiations with General Re regarding disposition of its shareholding in Tempest. Merrill Lynch presented a preliminary analysis of the relative economic benefit of each of the IPC and ACE proposals.

  At the June 10, 1996 meeting of the Tempest Board, the Board tentatively approved the repurchase by Tempest of all the Tempest Common Shares held by General Re, and cancellation of General Re's option to acquire additional Tempest Common Shares and certain related contractual arrangements between Tempest and General Re for aggregate cash consideration of approximately $216 million, payable in cash and assuming the success of the ACE offer. General Re also agreed, in its capacity as a shareholder of Tempest, to vote in respect of all of its voting rights for the Amalgamation subject to: (i) reaching agreement with Tempest on related matters, (ii) ACE and Tempest reaching agreement on final terms providing substantially the same aggregate value to all Tempest shareholders as proposed by ACE in the Improved ACE Proposal Letter and (iii) the absence of a determination by General Re that an alternative amalgamation was superior for Tempest shareholders to the proposed Amalgamation.

  Prior to adjournment of its June 10, 1996 meeting, the Tempest Board expressly delegated to the Amalgamation Committee, after approving the addition of a General Re-designated committee member, the responsibility of further exploring the transactions outlined in each of the Initial IPC Letter, as modified by the June 10, 1996 letter, and the Improved ACE Proposal Letter. The Amalgamation Committee convened daily in the week of June 10 to continue evaluating each of the IPC Proposal and the Improved ACE Proposal Letter as well as to finalize negotiations with General Re. Counsel to Tempest negotiated with counsel to IPC the terms of an amalgamation agreement between Tempest and IPC. Tempest advised IPC that General Re had indicated that it would not accept the terms of the Initial IPC Letter, as modified by the June 10, 1996 letter, relating to the consideration to be paid to General Re.

  On June 11, 1996, following conversations between Mr. Duperreault and Mr. Kramer and their respective advisors, Mr. Duperreault sent a letter (the "ACE June 11 Letter") to Mr. Kramer offering, subject to certain conditions, to permit Tempest to reduce its Net Assets to $452.5 million (before giving effect to the payment of the Second Contingent Dividend) at the closing, thereby allowing Tempest to provide additional consideration to General Re. The offer contained in the ACE June 11 Letter was subject to the following conditions: (i) the transactions contemplated by the Amalgamation Agreement and the March 14 Share Purchase Agreement closing on June 19, 1996, (ii) the Board of Directors of Tempest (including the directors nominated by General
Re) forthwith reconfirming their approval of the Amalgamation with ACE, (iii) the Board of Directors of Tempest (including the directors nominated by General Re) recommending to Tempest Shareholders that they approve the transactions contemplated by the Amalgamation Agreement, (iv) General Re agreeing to vote all Tempest Common Shares beneficially owned by it in favor of approving the transactions contemplated by the Amalgamation Agreement, (v) General Re and its affiliates fulfilling their respective obligations under the March 14 Share Purchase Agreement without any additional consideration whatsoever and (vi) General Re agreeing to an exclusivity provision reasonably satisfactory to ACE precluding General Re, unless the Amalgamation Agreement with ACE was terminated, from negotiating with any other entity with respect to any matter related to the acquisition of the stock, assets or business of Tempest or any amalgamation or other.

  On June 12, 1996, based upon information that General Re would not accept all the terms outlined in the ACE June 11 Letter, Mr. Duperreault informed Mr. Kramer that the offer contained in the ACE June 11 Letter was withdrawn.

  From June 12 through 14, 1996, the Amalgamation Committee convened daily with Tempest's outside advisors. The Amalgamation Committee continued to consider the terms of the Initial IPC Letter, as modified by the June 10, 1996 letter. In addition, the Amalgamation Committee outlined the terms upon which Tempest would agree to consummate an amalgamation with ACE, which terms were delivered to ACE on June 14, 1996. Such terms included a reservation by the Tempest Board of the right to allocate, in its sole discretion, among all Tempest shareholders the aggregate consideration payable in connection with the Amalgamation. The financial terms are substantially as continued in the Amendment. ACE orally confirmed acceptance of such terms as a basis upon which an amalgamation between Tempest and ACE could be consummated.

  On June 17, 1997, the Tempest Board met to review and evaluate the Proposed IPC Combination based on the terms of the Initial IPC Letter, as modified by the June 10, 1996 letter. The Tempest Board considered the results of due diligence completed by its outside advisors and received a presentation by its financial advisor, Merrill Lynch. It was Merrill Lynch's advice that the Proposed IPC Combination, as offered by IPC to such date, would not provide greater aggregate value to Tempest and/or Tempest Shareholders than the Amalgamation under the Original Amalgamation Agreement as modified by ACE to such date. After discussion and deliberation, the Tempest Board (i) noted that it had previously determined that the IPC offer was a bona fide proposal by an entity with the financial ability to consummate such proposal, (ii) based on numerous considerations, including timing considerations, catastrophe and market risks, Tempest's diversification strategy for long-term value, liquidity and the structures of the respective proposals, determined that such IPC Proposal would not provide greater aggregate value to Tempest and/or Tempest Shareholders than the ACE proposal as agreed and modified to such date, and (iii) determined that such IPC Proposal was not a Superior Proposal as defined under the Original Amalgamation Agreement.

  The Tempest Board also considered the terms by which General Re would agree to sell its Tempest Common Shares and options to Tempest prior to an amalgamation with ACE. The Tempest Board confirmed that, subject to resolution of certain outstanding issues, the agreement reached with General Re at its June 10, 1996 meeting, would be acceptable to Tempest. The Tempest Board noted that the fee to be paid to General Re for termination of the contract with GRUS would be the same as under the March 14 Share Purchase Agreement and that the total additional consideration to be received by General Re for its shares and options had been calculated on the basis of the value to be received by other Tempest shareholders for their Tempest Common Shares, subject to a discount for receipt of cash as opposed to ACE Ordinary Shares. The Tempest Board preliminarily calculated the monetary consideration to be received by General Re (excluding amounts for the termination of the GRUS contract and the repurchase and cancellation of General Re's option and prior to consideration of other provisions of the agreement between the parties) and concluded that such monetary consideration was not greater on a per share basis than that which would be received by all other shareholders for their Tempest Common Shares.

  The Tempest Board subsequently received a presentation from Merrill Lynch regarding the ACE offer to date, including Merrill Lynch's determination that, subject to resolution of certain outstanding issues, Merrill Lynch expected to be in a position to render its opinion that the proposed consideration to be received by Tempest Shareholders in the form of ACE Ordinary Shares pursuant to the Original Amalgamation Agreement, as it would be modified by ACE's improved offer, including the effect of the Second Contingent Dividend, was fair from a financial point of view to such Tempest Shareholders. After further discussion and deliberation, the Tempest Board approved amendment of the Original Amalgamation Agreement in accordance with the revised terms offered by ACE, subject to final execution of an agreement with General Re and delivery to Tempest of a written opinion from Merrill Lynch.

  Prior to adjournment of its June 17, 1996 meeting, the Tempest Board expressly delegated to the Amalgamation Committee the responsibility for further negotiation and, if appropriate, approval of the agreement with General Re and the amendment of the Original Amalgamation Agreement, as well as any further consideration of the IPC offer and any final determination of whether or not such a proposal was a Superior Proposal under the Original Amalgamation Agreement. Between June 17 and 19, 1996, the Amalgamation Committee negotiated the final terms of the agreement with General Re, which included indemnification of General Re and general releases by Tempest and General Re and the amendment of the Original Amalgamation Agreement.

  By letter dated June 17, 1996 (delivered by IPC subsequent to the June 17 meeting of the Tempest Board of Directors), IPC informed the Tempest Board, among other things, that IPC had completed its due diligence investigation of Tempest; commitments had been obtained from two IPC shareholders providing additional cash equity for the Proposed IPC Combination of approximately $40 million (not affecting, however, the overall amount of consideration proposed to be paid to Tempest shareholders pursuant to an amalgamation of Tempest with
IPC); and a commitment letter had been executed to secure the cash financing necessary to complete the proposed IPC transaction with Tempest. The IPC June 17 letter provided that the offer of IPC referenced thereto would expire at 5:00 p.m. (EDT) on June 19, 1996.

  All members of the Tempest Board were immediately advised of the receipt by Tempest of the IPC communication described above. Tempest also circulated to each Tempest Board member (i) a draft from IPC of a proposed share purchase agreement to be entered into between Tempest and General Re in the event of the election of Tempest to enter into the Proposed IPC Combination; (ii) the secured credit facility commitment letter to IPC dated June 17, 1996; (iii) a letter to IPC from the two IPC shareholders committing to make available the additional $40 million, and (iv) memoranda regarding the results of Tempest's due diligence investigation of IPC.

  On June 19, 1996, the Amalgamation Committee received the advice from Merrill Lynch that, and subsequently determined that, the IPC Proposal was not a Superior Proposal (as defined in the Amalgamation Agreement) to the ACE offer as modified. The Amalgamation Committee then approved the terms of the share purchase agreement among Tempest, General Re and certain General Re affiliates intended to supersede the March 14 Share Purchase Agreement and approved the Amendment.

  On June 19, 1996, Tempest, General Re, General Re Underwriting Services ("GRUS") and General Re--New England Asset Management, Inc. executed a new share purchase agreement (the "General Re Agreement") and the Amendment to the Amalgamation Agreement was executed by the respective parties thereto. Shortly thereafter, a representative of Tempest telephoned IPC to terminate discussions between Tempest and IPC.

  The execution of the Amendment was jointly announced by ACE and Tempest in the evening of June 19, 1996.

   On June 19, 1996, Merrill Lynch delivered its written opinion as to the fairness, from a financial point of view, of the Amalgamation consideration to the Tempest Shareholders participating in the Amalgamation. On June 20, 1996, DLJ rendered its written opinion, dated the date of this Supplement as to the fairness, from a financial point of view, to ACE and its shareholders of the consideration to be paid by ACE pursuant to the Amalgamation Agreement.

                     MARKET PRICES OF ACE ORDINARY SHARES

  On June 20, 1996, the last full trading day for which information was available prior to the printing and mailing of this Supplement, the last closing price reported for ACE Ordinary Shares on the NYSE Composite Tape was $47 1/4 per share.

  TEMPEST SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ACE ORDINARY SHARES IN CONNECTION WITH VOTING THEIR SHARES. ACE ORDINARY SHARES ARE TRADED ON THE NYSE UNDER THE SYMBOL "ACL."

  RECOMMENDATION OF THE BOARDS OF DIRECTORS AND REASONS FOR THE AMALGAMATION

RECOMMENDATIONS OF THE ACE BOARD OF DIRECTORS AND ACE'S REASONS FOR THE AMALGAMATION

  THE ACE BOARD OF DIRECTORS APPROVED THE AMALGAMATION AGREEMENT AND THE SHARE ISSUANCE AND RECOMMENDS THAT THE ACE SHAREHOLDERS VOTE FOR APPROVAL OF THE SHARE ISSUANCE.

  The Approval Committee of ACE's Board of Directors and ACE's Board of Directors considered a variety of factors and information in their respective deliberations and concluded that the terms of the Amalgamation, as revised, would offer a number of benefits to ACE and would be in the best interests of ACE's shareholders. Reference is made to the Joint Proxy Statement/Prospectus for a more detailed description of ACE's reasons for the Amalgamation. See "The Amalgamation and Related Transactions--Recommendation of the ACE Board of Directors and ACE's Reasons for the Amalgamation" in the Joint Proxy Statement/Prospectus. Among the factors considered by the Approval Committee and ACE's Board of Directors in its analysis of the Amendment were the following:

    The Approval Committee considered the effect of the IPC Proposal on the existing agreement between ACE and Tempest. The Approval Committee noted that the existing agreement could not be terminated unless the IPC Proposal was deemed to be a "Superior Proposal" (as defined in the Original Amalgamation Agreement), in light of any improved offer made by ACE. The Approval Committee also considered the terms of the IPC Proposal, including the forms of consideration being offered. The Approval Committee determined that the value of the IPC Proposal should be discounted to take into account certain contingencies. Based upon the presentations from ACE's management and DLJ, the Approval Committee determined that, while the ACE offer as embodied in the Original Amalgamation Agreement provided superior long-term value to Tempest's shareholders, it would be appropriate to improve ACE's offer to facilitate an ACE/Tempest amalgamation. The Approval Committee determined that, in light of the circumstances existing at the time, improving ACE's offer, as described in the Improved ACE Proposal Letter, would not materially detract from the expected benefits of the Amalgamation.

    The Approval Committee considered the pro forma financial results and financial position of the pro forma combined company and the effects of the Amalgamation on ACE's business, results of operations and financial condition.

    The Approval Committee considered the terms and conditions of the Amendment, including the additional dividends that Tempest would be permitted to declare prior to the effectiveness of the Amalgamation. The fact that the transaction would continue to diversify ACE's overall risk profile and ACE's customer base as well as the fact that the Amalgamation would remain significantly accretive on both a book value per share and earnings per share basis was particularly important. The Approval Committee found the terms and conditions of the Amalgamation Agreement to be favorable to ACE.

    The Approval Committee considered the effects of the elimination of the right of either party to terminate the Amalgamation Agreement if the Average Closing Price was greater than $49.00 per ACE Ordinary Share. The Approval Committee determined that, given the then recent and expected trading prices of the ACE Ordinary Shares, the removal of such provision did not materially detract from the expected benefits of the Amalgamation.

    The Approval Committee considered the financial presentation of DLJ delivered at a meeting on June 8, 1996. The Approval Committee found DLJ's financial presentations to support its opinion that the Amalgamation Agreement and Share Issuance are fair to and in the best interests of the ACE Shareholders.

  The foregoing discussion of the information and factors considered by the Approval Committee of ACE's Board of Directors is not intended to be exhaustive. In view of the many and varied factors considered by the Approval Committee of ACE's Board of Directors, and the necessarily subjective and complex nature of many of these, the Approval Committee of ACE's Board of Directors did not deem it appropriate or practical to assign relative weights to the various factors considered in reaching this determination. Rather, the Approval Committee of ACE's Board of Directors viewed its positions and recommendations as being based on the totality of the information presented to and considered by it.

  The principal reasons for the Approval Committee's conclusion that the Amalgamation is fair and in the best interests of ACE's shareholders and that the Share Issuance should be approved by ACE Shareholders are described in the Joint Proxy Statement/Prospectus. See "The Amalgamation and Related Transactions--Recommendation of the ACE Board of Directors and ACE's Reasons for the Amalgamation" in the Joint Proxy Statement/Prospectus. In addition, in concluding that the Amendment is fair and in the best interests of ACE's shareholders the Approval Committee also considered the following:

    Accretion to Earnings Per Share. ACE's Approval Committee believed that the Amalgamation generally will remain accretive to ACE's future earnings per share assuming an Average Closing Price of $45.00 per share or greater. ACE's earnings per share for the year ended September 30, 1995 were $5.05 and earnings per share for the same period, on a pro forma basis giving effect to the Amalgamation, would have been $5.96. Earnings per share, excluding net realized gains (losses) on investments, for the year ended September 30, 1995 were $3.97 and earnings per share, excluding net realized gains (losses) on investments, for the same period, on a pro forma basis giving effect to the Amalgamation, would have been $5.17.

  ACE'S BOARD OF DIRECTORS RECOMMENDS THAT ACE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

OPINION OF FINANCIAL ADVISOR TO ACE

  In its role as financial advisor to ACE, DLJ was asked by ACE to render its opinion to the ACE Board of Directors as to the fairness, from a financial point of view, to ACE and its shareholders of the consideration to be paid by ACE to Tempest Shareholders pursuant to the Amalgamation Agreement. On March 14, 1996 and May 22, 1996, DLJ delivered its written opinions to the ACE Board of Directors with respect to the consideration to be paid pursuant to the Amalgamation Agreement prior to the Amendment. DLJ also delivered to the ACE Board of Directors a written opinion dated the date of this Supplement with respect to the consideration to be paid pursuant to the Amalgamation Agreement (the "DLJ Updated Opinion").

  A copy of the DLJ Updated Opinion is attached hereto as Annex B. ACE Shareholders are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by DLJ. The summary of the DLJ Updated Opinion set forth in this Supplement is qualified in its entirety by reference to the full text of such opinion. The DLJ Updated Opinion was prepared for the ACE Board of Directors and is directed only to the fairness to ACE and the holders of ACE Ordinary Shares as of the date of this Supplement, from a financial point of view, of the consideration to be paid by ACE pursuant to the Amalgamation Agreement and does not constitute a recommendation to any shareholder as to how to vote at the ACE Special Meeting. The summary of the DLJ Updated Opinion set forth in this Supplement should be read in conjunction with the summary of DLJ's opinion dated May 22, 1996 set forth in the Joint Proxy Statement/Prospectus. In considering the DLJ Updated Opinion, shareholders may want to take into account DLJ's fee arrangements with respect to the Amalgamation, under which DLJ's fees are substantially greater if the Amalgamation is consummated, as set forth under "The Amalgamation and Related Transactions--Opinions of Financial Advisor to ACE--Engagement and Fees Payable to DLJ" in the Joint Proxy Statement/Prospectus.

  In arriving at the DLJ Updated Opinion, DLJ reviewed the Amalgamation Agreement as well as financial and other information that was available or furnished to it by ACE and Tempest including information provided during discussions with their respective managements. Financial income statement and balance sheet projections for Tempest for the fiscal years ended November 30, 1996 and 1997 were developed by DLJ based upon discussions with and information provided by the management of Tempest and were reviewed and accepted as reasonable by the management of ACE. The Tempest projections indicated an increase in premiums earned at a lower growth rate than that experienced by Tempest historically. The loss and loss expense ratios in 1996 and 1997 were projected to increase to levels higher than the 1995 loss and loss expense ratio. The underwriting and administrative expense ratios in 1996 and 1997 were projected to decrease moderately from the 1995 level. Net operating income in 1996 and 1997 was projected to decline relative to net operating income in 1995, partially due to a projected decline in investment income attributable to the anticipated reduction in Tempest's Net Assets value to $402.5 million which was assumed to occur immediately prior to closing and which assumes payment of the maximum amount of $50 million pursuant to the Second Contingent Dividend.

  In addition, certain financial projections of ACE for fiscal years 1996 and 1997 were developed by DLJ based upon public information and were reviewed and accepted as reasonable by the management of ACE. The ACE projections indicated overall compound annual growth in premiums during the years 1996-1997. The loss and loss expense ratios in 1996 and 1997 were projected to remain at approximately the 1995 loss and loss expense ratio. The underwriting and administrative expense ratios in 1996 and 1997 were projected to remain at approximately the 1995 level. Net operating income in 1996 and 1997 was projected to grow each year at a relatively constant rate.

  The financial projections with respect to ACE and Tempest were based on certain long-term operating assumptions regarding the businesses of each company, taking into consideration past performance. The operating assumptions included, but were not limited to, (i) premium growth rates; (ii) loss and loss adjustment expense ratios; and (iii) expense ratios and yields on invested assets. In addition, projections with respect to Tempest gave effect to the anticipated reduction in Tempest's Net Assets to $402.5 million which was assumed to occur immediately prior to closing and which assumes payment of the maximum amount of $50 million pursuant to the Second Contingent Dividend. DLJ also compared certain financial data of Tempest with various other comparable companies whose securities are traded in the public markets, reviewed the historical stock price and trading volume of the ACE Ordinary Shares, reviewed prices and premiums paid in other comparable business combinations and conducted such other studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion, including utilizing materials prepared by and discussions held with ACE's outside accounting, legal, underwriting and actuarial consultants.

  In rendering the DLJ Updated Opinion, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by ACE and Tempest or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections developed by DLJ and reviewed by the management of ACE, DLJ has assumed that the information provided by the management of ACE and the management of Tempest, in connection therewith, reflects the best currently available estimates and judgments of the managements of ACE and Tempest as to the future operating and financial performance of ACE and Tempest. DLJ did not make any independent evaluation of ACE's or Tempest's assets or liabilities, nor did DLJ verify any of the information reviewed by it.

  The DLJ Updated Opinion is necessarily based on economic, market, financial and other conditions as they existed on the date of such opinion and on the information made available to DLJ as of such date. It should be understood that, although subsequent developments may affect the DLJ Updated Opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Updated Opinion.

  The following is a summary of the material factors considered and principal financial analyses performed by DLJ to arrive at the DLJ Updated Opinion. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of ACE and Tempest the assumptions on which such analyses were based and other factors, including the current and projected financial results of such companies.

  Pro Forma Effect of the Transaction on ACE's Financial Position and Projected Earnings. DLJ analyzed certain pro forma financial effects resulting from the Amalgamation. The Tempest financial projections were developed by DLJ to reflect the terms of the Amalgamation Agreement and certain long-term operating assumptions regarding the property catastrophe reinsurance business. DLJ noted that while the Tempest projections assume normalized results, the actual results in any one year may differ substantially due to the high severity, low frequency characteristics of the property catastrophe business.

  Such analysis indicated, among other things, that the Amalgamation would be accretive, on a pro forma basis, to ACE's 1995 earnings per share by 20.4% to 30.0% over the range of Average Closing Prices of $31.00 to $49.00. The 1996 and 1997 projected results, on a pro forma basis, indicated that the Amalgamation would be accretive to ACE's earnings per share by 6.5% to 15.1% and 8.2% to 16.9%, over the range of Average Closing Prices of $31.00 to $49.00. The results of the pro forma financial analysis are not necessarily indicative of future operating results or financial position.

  Public Market Valuation Analysis. To provide contextual data and comparative market information, DLJ compared selected share price and operating and financial data and ratios for Tempest to the corresponding data and ratios of the following publicly traded companies: GCR Holdings Ltd.; LaSalle Re Holdings Ltd.; Mid Ocean Limited; PartnerRe Ltd.; RenaissanceRe Holdings Ltd.; and IPC Holdings Ltd. The ranges of price as a multiple of 1995 operating earnings, price as a multiple of projected 1996 operating earnings and price as a multiple of shareholders' equity for the publicly traded companies at the date of the DLJ Updated Opinion were: 8.3x-4.5x; 7.4x-4.8x; and 1.57x to 1.18x, respectively. The average multiple of price to 1995 operating earnings, average multiple of price to 1996 projected operating earnings and average multiple of price to shareholders' equity for the publicly traded companies as of the date of the DLJ Updated Opinion were 6.9x, 6.2x and 1.36x, respectively. Such analysis indicated that the total consideration to be paid by ACE, over the range of Average Closing Prices, would result in multiples within the lower end of the range of the price-earnings trading multiples of the publicly traded companies. Assuming an Average Closing Price of $31.00 (the Average Closing Price below which the Amalgamation could be terminated by either party), the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's 1995 operating earnings of 4.4x. Assuming an Average Closing Price between $33.00 to $49.00, the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's 1995 operating earnings of 4.7x.

  Such analysis indicated that the total consideration to be paid by ACE, over the range of Average Closing Prices, would result in multiples of shareholders' equity within the range of the price-to-book trading multiples of the publicly traded companies. Assuming an Average Closing Price of $31.00, the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's shareholders' equity of 1.41x. Assuming an Average Closing Price between $33.00 to $49.00, the total consideration to be paid by ACE in the Amalgamation would result in a purchase price multiple to Tempest's shareholders' equity of 1.51x.

  Analysis of ACE Ordinary Shares Trading History. DLJ also analyzed ACE's public market valuation at the date of the DLJ Updated Opinion, relative to ACE's historical price-to-earnings and price-to-book multiplies. At the date of the DLJ Updated Opinion, ACE's stock was trading at approximately 10.1x (price as a multiple of projected 1996 operating earnings), which is within ACE's projected price-to-earnings multiple range since ACE's initial public offering of 14.0x to 6.4x, and was trading at 1.40x, the high end of ACE's historical price-to-book multiple range of 1.48x to 0.89x.

  Amalgamation Market Valuation Analysis. DLJ analyzed over thirty selected merger and acquisition transactions involving property and casualty insurance and reinsurance companies from 1989 through 1995. Although DLJ used these transactions for comparative purposes, DLJ noted that: (i) the absence of any merger and acquisition transactions in the Bermuda property catastrophe industry itself, and (ii) the lack of comparability between transactions involving property and casualty insurance and reinsurance companies and transactions involving a Bermuda-based property catastrophe company due to the large differences in financial and operating dynamics.

  DLJ analyzed the price-to-book multiples in selected merger and acquisition transactions and determined that on a price-to-book basis the total consideration to be paid by ACE was slightly above the median multiples of the selected property and casualty and reinsurance merger and acquisition transactions of 1.40x and 1.45x, respectively. The consideration to be paid by ACE implies a price-to-book multiple of between 1.41x and 1.51x over the range of Average Closing Prices of $31.00 to $49.00.

  Limitations of Opinion. The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires DLJ to exercise its professional judgment--based on its experience and expertise--in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the breadth of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

RECOMMENDATIONS OF THE TEMPEST BOARD OF DIRECTORS AND TEMPEST'S REASONS FOR THE AMALGAMATION

  The Tempest Board of Directors, at its June 17, 1996 meeting, approved amendment of the Amalgamation Agreement in accordance with the improved ACE offer, subject to resolution of certain matters relating to the General Re Agreement and the delivery of a written fairness opinion by Merrill Lynch confirming that the consideration to be received in the form of ACE Ordinary Shares by Tempest Shareholders pursuant to the Amalgamation Agreement is fair from a financial point of view to such Tempest Shareholders. The Amalgamation Committee to which the Tempest Board had delegated such authority, thereafter agreed with General Re on the terms of the General Re Agreement and received the written fairness opinion of Merrill Lynch to the effect set forth above.

  The Tempest Board has accordingly determined, based upon its independent review of the material factors described below, that the Amalgamation Agreement and the Tempest Transactions are fair to and in the best interests of Tempest and its shareholders and has approved the Amalgamation Agreement.

  The Tempest Board of Directors and the Amalgamation Committee considered a variety of factors and information in their respective deliberations and concluded that the Amalgamation Agreement, incorporating the terms of the improved ACE offer, provided significant value to Tempest Shareholders and was in the best interests of Tempest Shareholders. Reference is made to the Joint Proxy Statement/Prospectus for a more detailed description of Tempest's reasons for the Amalgamation. See "The Amalgamation and Related Transactions-- Recommendation of the Tempest Board of Directors and Tempest's Reasons for the Amalgamation" in the Joint Proxy Statement/Prospectus. Among the factors considered by the Tempest Board of Directors and the Amalgamation Committee in their respective analyses of the Amendment were the following:

    Each of the Tempest Board and the Amalgamation Committee considered the additional dividends that Tempest would be permitted to declare prior to the effectiveness of the Amalgamation.

    The Tempest Board received the financial presentation of Merrill Lynch delivered at the June 17, 1996 Tempest Board meeting, and the Amalgamation Committee also considered Merrill Lynch's written opinion addressed to the Tempest Board dated June 19, 1996, all to the effect that, based upon and subject to certain matters presented at the Tempest Board meeting, or stated in Merrill Lynch's written opinion, the consideration to be received in the form of ACE Ordinary Shares by Tempest Shareholders including the effect of the Second Contingent Dividend pursuant to the Amalgamation is fair from a financial point of view to such Tempest Shareholders.

    Each of the Tempest Board and the Amalgamation Committee considered the presentation by Merrill Lynch regarding the advantages and disadvantages of the IPC Proposal and the ACE transaction, as modified by the terms of the improved ACE offer, and Merrill Lynch's advice that the Proposed IPC Combination, as offered by IPC to such date, would not provide greater aggregate value to Tempest and/or Tempest Shareholders than the Amalgamation under the Original Amalgamation Agreement as modified by ACE to such date. After discussion and deliberation, the Tempest Board (i) noted that it had previously determined that the IPC offer was a bona fide proposal by an entity with the financial ability to consummate such proposal, (ii) based on numerous considerations, including timing considerations, catastrophe and market risks, Tempest's diversification strategy for long-term value, liquidity and the structures of the respective proposals, determined that such IPC Proposal would not provide greater aggregate value to

  Tempest and/or Tempest Shareholders than the ACE proposal as agreed and modified to such date, and (iii) determined that such IPC Proposal was not a Superior Proposal as defined under the Original Amalgamation Agreement.

    The Tempest Board and the Amalgamation Committee considered the financial strength of ACE and of the pro forma combined company. The structure of the Amalgamation, which would permit Tempest Shareholders to exchange their Tempest Common Shares for ACE Ordinary Shares, was deemed by the Tempest Board to be a desirable outcome for Tempest Shareholders, consistent with Tempest's diversification strategy for achieving long-term value for Tempest Shareholders.

  The foregoing discussion of the information and factors considered by the Tempest Board is not intended to be exhaustive, but is believed to include all material factors considered by the Tempest Board.

  The principal reasons for the Tempest Board of Directors' conclusion that the Amalgamation is fair and in the best interests of the Tempest Shareholders and that Tempest Shareholders should vote for approval of the Amalgamation Agreement and consent to the Tempest Transactions are described in the Joint Proxy Statement/Prospectus. See "The Amalgamation and Related Transactions --
 Recommendations of the Tempest Board of Directors and Tempest's Reasons for the Amalgamation" in the Joint Proxy Statement/Prospectus.

  TEMPEST'S BOARD OF DIRECTORS RECOMMENDS THAT THE TEMPEST SHAREHOLDERS VOTE "FOR" APPROVAL OF THE AMALGAMATION AGREEMENT AND CONSENT TO THE TEMPEST TRANSACTIONS.

OPINION OF FINANCIAL ADVISOR TO TEMPEST

  Merrill Lynch has rendered a written opinion, dated June 19, 1996, to the Tempest Board that as of such date the consideration to be received in the form of ACE Ordinary Shares, including the effect of the Second Contingent Dividend, by Tempest Shareholders pursuant to the Amalgamation Agreement is fair from a financial point of view to such Tempest Shareholders.

  The full text of Merrill Lynch's opinion dated June 19, 1996 is attached as Annex C. The description of the written opinions set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Annex
C. The Tempest Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken, by Merrill Lynch in connection therewith. In considering the Merrill Lynch opinion, Tempest Shareholders may want to take into account Merrill Lynch's fee arrangements with respect to the Amalgamation, under which Merrill Lynch's fees are substantially greater if the Amalgamation is consummated, as set forth under "Fees Payable to Merrill Lynch."

  Merrill Lynch's opinion is directed only to the fairness of the consideration to be received in the form of ACE Ordinary Shares by Tempest Shareholders. The opinion is directed to the Board of Directors of Tempest and does not constitute a recommendation to any Tempest Shareholders as to how to vote at the Tempest Special Meeting or otherwise.

  Material Relied Upon by Merrill Lynch. In arriving at its opinion dated June 19, 1996, Merrill Lynch, among other things: reviewed the Amalgamation Agreement, reviewed the Tempest Annual Reports and related financial information for each of the years in the two-year period ended November 30, 1995, the period ended November 30, 1993 and unaudited Tempest financial statements for the three months ended February 29, 1996, reviewed ACE's Annual Reports and related financial information for each of the years in the three-year period ended September 30, 1995 and unaudited ACE financial statements for the six months ended March 31, 1996, conducted discussions with members of senior management of Tempest concerning the business and prospects of Tempest, conducted discussions with members of senior management of ACE concerning the business and prospects of ACE, reviewed the historical market prices and trading activity for the ACE Ordinary Shares, reviewed certain information, including a study by a nationally recognized, independent actuarial firm engaged by Tempest and financial forecasts relating to the business, earnings, cash flow, assets and prospects of Tempest and ACE furnished to Merrill Lynch by Tempest and ACE. Merrill Lynch compared the proposed financial terms of the transaction contemplated by the Amalgamation Agreement with the proposed financial terms of an amalgamation between IPC and Tempest contemplated by the IPC Proposal and with the financial terms of certain mergers and acquisitions which Merrill Lynch determined to be relevant, compared the results of operations of Tempest with those of certain companies which Merrill Lynch determined to be reasonably similar to Tempest, compared the results of operations of ACE with those of companies which Merrill Lynch deemed to be reasonably similar to ACE and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

  In preparing its opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by Tempest and ACE, and Merrill Lynch did not independently verify such information or make an independent valuation or appraisal of the assets or liabilities of Tempest or ACE. In particular, Merrill Lynch relied upon the representation by ACE's management and actuaries that its reserves for breast implant related claims are adequate, and Merrill Lynch did not independently verify nor value the accuracy of such reserves. Merrill Lynch further relied upon the assurances of the management of Tempest and ACE that they were not aware of any facts that would make such information inaccurate or misleading as of the date of Merrill Lynch's inquiry. With respect to the financial forecasts furnished by Tempest and ACE, Merrill Lynch assumed with the consent of Tempest's Board that they were reasonably prepared and reflected the best currently available estimates and judgment of Tempest's or ACE's management as to the expected future financial performance of Tempest, ACE or their combined operations, as the case may be. Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed on the date of the opinion.

  Financial Analyses by Merrill Lynch. In preparing its opinion dated June 19, 1996, Merrill Lynch compared the financial terms of the Amalgamation Agreement with the financial terms contemplated by the IPC Proposal. Merrill Lynch calculated the imputed value of the Amalgamation to holders of Tempest Common Shares which are to receive ACE Ordinary Shares in the Amalgamation. This analysis showed a value of $177.98 per Tempest Common Share based upon (i) an Average Closing Price of between $33 and $45 per ACE Share, (ii) a Second Contingent Dividend of $12.03 per Tempest Common Share, and (iii) a Contingent Dividend estimated, based on management's projections to June 30, 1996, to be $89.5 million, or $21.53 per Tempest Common Share. Merrill Lynch also calculated the imputed value of a transaction under the IPC Proposal to holders of Tempest Common Shares other than General Re. This analysis showed a value of $176.56 per Tempest Common Share at IPC average closing prices ranging from $18 to $22. Assuming that a transaction with ACE would close on June 30, 1996, Merrill Lynch also calculated the present value at June 30, 1996 of the IPC Proposal, taking into account an assumed IPC closing date of September 30, 1996 and taking into account the catastrophe loss risk associated with such a closing date (by assuming a cost of $25 million and $50 million for a catastrophe cover); at a discount rate of 15%, such present value was $171.47 and $165.67, respectively, per Tempest Common Share, and at a discount rate of 20% such present value was $169.43 and 163.70 per Tempest Common Share compared with $177.98 for the revised ACE transaction (or $178.54 including an assumed present value of an ACE fourth quarter dividend). All of the calculations were based on various estimates, including the estimated book value of Tempest at closing. Finally, Merrill Lynch analyzed statistics for the trading of ACE Ordinary Shares and IPC shares of common stock and also performed financial analyses of amalgamations of Tempest Re with ACE under the Amalgamation Agreement, and with IPC under the IPC Proposal, on a pro forma basis.

  In addition, Merrill Lynch performed substantially the same types of financial analyses as those it used in preparing its opinions dated March 12, 1996 and dated the date of the Joint Proxy Statement/Prospectus, as described in the Joint Proxy Statement/Prospectus under "The Amalgamation and Related Transactions--Opinions of Financial Advisor to Tempest". Thus, Merrill Lynch reviewed measures of financial performance and share trading multiples for ACE and IPC and compared this information with comparable information for Mid Ocean Limited, LaSalle Re Holdings, Ltd., PartnerRe Ltd., RenaissanceRe Holdings Ltd., and GCR Holdings Limited. Merrill Lynch also examined publicly available data with regard to selected acquisitions of reinsurers.

  Limitations of Opinions. The information above and in the Joint Proxy Statement/Prospectus summarizes the material analyses prepared by Merrill Lynch in connection with its opinion. Such summary does not purport to be a complete description of the analyses performed by Merrill Lynch in connection with the rendering of its opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the Merrill Lynch presentations and opinions. In arriving at its opinion, Merrill Lynch, in light of its experience and professional judgment, considered the results of all such analyses and did not separately consider the extent to which any one analysis supported the opinion. The fact that any specific analysis has been referred to in the summary above and in the Joint Proxy Statement/Prospectus is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Merrill Lynch considered the results of the analyses in light of each other and ultimately reached its opinions based on the results of all analyses taken as a whole.

  Fees Payable to Merrill Lynch. Pursuant to a letter agreement dated December 5, 1995, as amended by letter dated June 12, 1996, between Merrill Lynch and Tempest (the "Engagement Letter"), Tempest paid Merrill Lynch a fee of $500,000 upon execution of the Amalgamation Agreement. For each opinion delivered on or after June 12, 1996, Tempest will pay Merrill Lynch a fee of $500,000. If, during the period Merrill Lynch is retained or within two years thereafter, a strategic transaction is consummated with ACE or another purchaser which Merrill Lynch identified, as to which Merrill Lynch advised Tempest or with which Tempest or Merrill Lynch had discussions, Tempest will pay Merrill Lynch an additional fee equal to 0.5% of the aggregate purchase price paid in such transaction, except that any fees previously paid to Merrill Lynch pursuant to the Engagement Letter will be credited against the additional fee, and maximum total fees paid related to a transaction in which ACE is the Purchaser will be $3,750,000. If the Amalgamation is consummated on the terms contemplated by the Amalgamation Agreement, Merrill Lynch's fee will be $3,750,000. The Tempest Board was aware of this fee structure, which is standard and customary in the industry for transactions similar to the Amalgamation, and took it into account in considering Merrill Lynch's opinion and in approving the Amalgamation Agreement and the transactions contemplated thereby. Because a substantial portion of Merrill Lynch's fee is contingent upon the successful completion of the Amalgamation, Merrill Lynch may potentially have a conflict of interest. The Engagement Letter provides that Tempest will reimburse Merrill Lynch for its reasonable out-of-pocket expenses and will indemnify Merrill Lynch against certain liabilities, including liabilities under securities laws, incurred in connection with its services.

                THE AMENDMENT TO THE AMALGAMATION AGREEMENT \~

  The following is a summary of the material provisions of the Amendment, which is attached as Annex A to this Supplement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Amendment and should be read in conjunction with the description of the Original Amalgamation Agreement contained in the Joint Proxy Statement/Prospectus and appearing as Annex A thereto. Other than as described below, the description of the Amalgamation Agreement as set forth in the Joint Proxy Statement/Prospectus is materially unchanged.

AMALGAMATION CONSIDERATION

  Pursuant to the Amendment, at the Effective Time (as defined in the Original Amalgamation Agreement) each Tempest Common Share issued and outstanding immediately prior to the Effective Time, other than Tempest Common Shares held by ACE or any of its respective wholly owned subsidiaries (all of which will be cancelled) will cease to be outstanding and will be converted into the right to receive that number of ACE Ordinary Shares obtained by dividing (i) the quotient of (x) the Premium Amount (as defined below) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Tempest Common Shares issued and outstanding (excluding Tempest Common Shares held by ACE or any of its respective wholly owned subsidiaries) immediately prior to the Effective Time. As revised by the Amendment, the "Premium Amount" means an amount equal to the product of (x) a fraction the numerator of which is 600 and the denominator of which is 452.5 multiplied by (y) the Net Assets (as defined herein; see "--Additional Agreements--Net Assets") of Tempest; provided, however, that if the Net Assets of Tempest should exceed $452.5 million then the Premium Amount shall be an amount equal to the sum of (i) $600 million and (ii) the dollar amount by which the Net Assets exceed $452.5 million. The "Average Closing Price" shall be an amount equal to the average per share closing price of ACE Ordinary Shares as reported on the NYSE Composite Transaction Tape for the ten NYSE trading days immediately preceding the three NYSE trading days prior to the date of the ACE Special Meeting; provided, however, that if the Average Closing Price is greater than $45.00, the exchange ratio will become fixed as if the Average Closing Price were $45.00 (resulting in ACE Ordinary Shares of greater aggregate market value being distributed) and if the Average Closing Price is less than $33.00, the exchange ratio will become fixed as if the Average Closing Price were $33.00 (resulting in ACE Ordinary Shares of lesser aggregate market value being distributed) (the prices at which the exchange ratio will be fixed are collectively referred to herein as the "Average Closing Price Caps"). The Average Closing Price will be determined on the third NYSE trading day prior to the ACE Special Meeting (i.e. June 26, 1996) and will be publicly announced by ACE as soon as practicable after its determination. Interested parties may also contact ACE's investor relations department (441-295-5200) for the Average Closing Price beginning on the Determination Date. The maximum number of ACE Ordinary Shares issuable in connection with the Amalgamation (which would be based upon an Average Closing Price of $33.00 or lower) is 18,181,818 and the minimum number of ACE Ordinary Shares issuable in connection with the Amalgamation (which would be based upon an Average Closing Price of $45.00 or higher) is 13,333,333. Each Tempest Shareholder will receive its respective amount of the Amalgamation Consideration upon surrender to the exchange agent appointed by ACE (the "Exchange Agent") of the certificate or certificates representing such shareholder's Tempest Common Shares.

CONDITIONS TO CONSUMMATION OF THE AMALGAMATION

  Conditions to Obligations of ACE and Acquisition Subsidiary to Effect the Amalgamation. Pursuant to the Amendment, the obligations of ACE and Acquisition to effect the Amalgamation are subject to the fulfillment or waiver at or prior to the Effective Time to the following additional condition: General Re, Tempest and the other parties thereto shall have fully performed the Share Purchase Agreement, dated as of June 19, 1996, among General Re, GRUS, GRAM and Tempest, on the terms provided in such agreement. The Share Purchase Agreement dated as of March 14, 1996 among the same parties has been superseded by the Share Purchase Agreement dated as of June 19, 1996, see "Certain Additional Information--General Re Agreement." See "Conditions to Consummation of the Amalgamation--Conditions to Obligations of ACE and Acquisition Subsidiary to Effect the Amalgamation" in the Joint Proxy Statement/Prospectus for a description of other conditions to the obligations of ACE and Acquisition Subsidiary to effect the Amalgamation.

ADDITIONAL AGREEMENTS

  Net Assets. The Amalgamation Agreement provides that Tempest and its directors shall take (or shall have taken), prior to the Effective Time, all necessary action to: (i) repurchase or otherwise acquire or cancel Tempest Common Shares and options to acquire Tempest Common Shares of certain persons disclosed in the Amalgamation Agreement; (ii) declare a dividend (a "Contingent Dividend") in an amount equal to such portion of the Net Assets of Tempest, measured immediately prior to the Effective Time and taking into account the transactions contemplated pursuant to (i) above, as exceeds $452,500,000 (such Contingent Dividend shall be paid to shareholders of record of Tempest as of the Effective Time and shall be held and distributed by Tempest to such shareholders, without interest, upon surrender of their certificates representing the right to receive the Amalgamation Consideration, to the extent not previously paid to Tempest Shareholders by Tempest), provided that, the Contingent Dividend shall be payable only from assets of Tempest existing at the Effective Time; and (iii) declare a dividend (a "Second Contingent Dividend") in an amount equal to the product of (x) the remainder of (X) $49.00 minus (Y) the ACE Closing Price (as defined below) multiplied by
(y) 13,333,333 (such Second Contingent Dividend shall be paid to shareholders of record of Tempest as of the Effective Time and shall be held and distributed by Tempest to such shareholders, without interest, upon surrender of their certificates representing the right to receive the Amalgamation Consideration, to the extent not previously paid to Tempest Shareholders by Tempest), provided that, the Second Contingent Dividend shall be payable only from assets of Tempest existing at the Effective Time; provided further, that the amount of the Second Contingent Dividend shall in no event be greater than $50 million or less than $0. The repurchase, acquisition or cancellation by Tempest of Tempest Common Shares or options to acquire Tempest Common Shares and the declaration or distribution of the Contingent Dividend or the Second Contingent Dividend shall not obligate or commit the ACE Reinsurance Subsidiary or any of its Affiliates in any way except for the payment of the Contingent Dividend and the Second Contingent Dividend. "Net Assets" of Tempest for purposes of the Amalgamation Agreement is defined as the shareholders' equity of Tempest computed in accordance with GAAP (and without giving effect to any Second Contingent Dividend) and adjusted to: (i) add any amounts accrued on the financial statements of Tempest for options to acquire Tempest Common Shares; and (ii) deduct the sum of (A) fees of Tempest's legal, accounting, auditing and other advisors incurred by Tempest in connection with the transactions contemplated by the Amalgamation Agreement to the extent that such fees have not already been accrued on the financial statements of Tempest, and (B) an accrual equal to the closing price on the NYSE on the date immediately prior to the closing date (the "Market Value") of ACE Ordinary Shares represented by the options issued under the Amalgamation Agreement at the closing date less the exercise price of those options, and (C) an accrual equal to (1) the product of (a) the number of Tempest Common Shares subject to Tempest Options outstanding at the closing date other than options to be replaced by ACE Options multiplied by (b) the Market Value of the ACE Ordinary Shares issued in the Amalgamation for each Tempest Common Share less (2) the aggregate exercise price of such Tempest Options. "ACE Closing Price" for purposes of the Amalgamation Agreement means the weighted average trading price of the ACE Ordinary Shares on three of the following four days: (i) the two NYSE trading days immediately prior to the closing date, (ii) the closing date and (iii) the NYSE trading day immediately subsequent to the closing date, with the day on which the lowest weighted average trading price of the ACE Ordinary Shares occurs being excluded. The weighted average trading price of the ACE Ordinary Shares for any day shall be computed by (i) taking each trade during such day and multiplying the price at which the trade was executed by the number of ACE Ordinary Shares traded, (ii) adding the products obtained in (i), and (iii) dividing the sum obtained in (ii) by the total number of ACE Ordinary Shares traded on such day. The weighted average trading price for any number of days shall be computed in a similar manner.

TERMINATION

  Termination of the Amalgamation Agreement. In addition to other termination provisions described in the Joint Proxy Statement/Prospectus, which remain unchanged (other than as described below and under "--Effect of Tempest Shareholder Approval on Exclusivity and Termination--Termination"), the Amalgamation Agreement may be terminated and the Amalgamation contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Amalgamation by the Board of Directors and shareholders of Tempest, by either ACE or Tempest by written notice to the other, no later than 5:00 p.m., Bermuda Time, on the second calendar day following the date upon which the Average Closing Price is determined, if the Average Closing Price shall be less than $31.00 (the price at which either party may terminate and abandon the Amalgamation Agreement are collectively referred to herein as the "Termination Price"). Pursuant to the Amendment, the Amalgamation Agreement may no longer be terminated by any party if the Average Closing Price is greater than $49.00.

EFFECT OF TEMPEST SHAREHOLDER APPROVAL ON EXCLUSIVITY AND TERMINATION

  Exclusivity. Pursuant to the Amendment, from and after the approval of the Amalgamation Agreement by the Tempest Shareholders, neither Tempest nor any of its directors, officers or employees shall, and Tempest shall use its best efforts to ensure that none of its representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any Person (other than ACE or its Affiliates or their respective directors, officers, employees, representatives and agents) that constitute, or would lead to, a Third Party Acquisition (as defined in the Amalgamation Agreement). Tempest will promptly advise ACE of (i) any request for non-public information from any Person expressing an interest in a Third Party Acquisition or (ii) a proposal in respect of a Third Party Acquisition received by Tempest, including the identity of the Person requesting non-public information or making such a proposal (as the case may be); in the case of a proposal in respect of a Third Party Acquisition, Tempest will furnish to ACE the terms and conditions of such proposal. Tempest and its Board of Directors may not (i) provide non-public information to any Person (other than to or at the direction of ACE), (ii) undertake any review of any such proposal or (iii) participate in negotiations respecting any such proposal; provided, however, if ACE Shareholders have not approved the Share Issuance on or before July 11, 1996 the amendment to this provision described above shall be rescinded and Tempest shall have the rights set forth in the Amalgamation Agreement prior to the Amendment. See "The Amalgamation Agreement--Additional Agreements--No Solicitation of Transactions" in the Joint Proxy Statement/Prospectus.

  Termination. Prior to the Amendment, the Amalgamation Agreement provided that: (i) Tempest could terminate the Amalgamation Agreement, to the extent not performed, upon payment to ACE of $12 million (the "Termination Fee") by bank cashier's check or wire transfer to an account designated by ACE for that purpose and (a) five business days elapsed following ACE's receipt of a Notice of Superior Proposal (as defined in the Amalgamation Agreement) and the Superior Proposal (as defined in the Amalgamation Agreement) described in the Notice of Superior Proposal continued to be a Superior Proposal in light of any improved transaction proposed by ACE prior to the expiration of the five business day period following receipt by ACE of the Notice of Superior Proposal, or (b) the Tempest Board of Directors withdrew, modified or changed in a manner adverse to ACE its approval or recommendation of the Amalgamation or the other transactions contemplated by the Amalgamation Agreement or recommended another offer, or adopted any resolution to effect any of the foregoing, in any case, as it deemed necessary in the exercise of its fiduciary obligations to Tempest's shareholders after being so advised in writing, with a copy to ACE, by outside legal counsel, (c) the approval of Tempest Shareholders of the Amalgamation Agreement, the Amalgamation and the transactions contemplated hereby should not have been obtained and there should be existing a Superior Proposal or (d) a Third Party Acquisition occurred or any person entered into a definitive agreement or an agreement in principle with Tempest with respect to a Third-Party Acquisition; or (ii) ACE and Acquisition Subsidiary could terminate the Amalgamation Agreement, to the extent not performed, upon payment to Tempest of the Termination Fee by bank cashier's check or wire transfer to an account designated by Tempest for this purpose if the Board of Directors of ACE withdrew, modified or changed in a manner adverse to Tempest its approval or recommendation of the Amalgamation or the other transactions contemplated by the Amalgamation Agreement or recommended another offer, or adopted any resolution to effect any of the foregoing.

  Pursuant to the Amendment, from and after the approval of the Amalgamation Agreement by Tempest Shareholders, the foregoing termination provisions will no longer be applicable unless the ACE shareholders have not approved the Share Issuance on or before July 11, 1996 at which time the provisions described in clause (i) of the preceding paragraph shall be reinstated.

                           THE GENERAL RE AGREEMENT

  Each of Tempest, General Re, GRUS and GRAM entered into a new Share Purchase Agreement dated as of June 19, 1996 (the "General Re Agreement"), which supersedes in all respects the March 14 Share Purchase Agreement among the same parties. Pursuant to the General Re Agreement, in each case subject to, and immediately prior to, consummation of the Amalgamation: (i) Tempest will repurchase all Tempest Common Shares held by General Re, (ii) Tempest will purchase and cancel all options to purchase Tempest Common Shares (the "Options") held by General Re, (iii) the GRUS contract will be amended to terminate at the later of June 30, 1996 or the closing of the Amalgamation,
(iv) the GRAM contract will be amended to terminate at April 30, 1999, (v) General Re will consent to the amendment of the Securityholders Agreement and the waiver of appraisal rights as described herein, and (vi) Tempest will purchase continuation coverage in respect of Tempest's directors' and officers' indemnity policy for the period beginning as of the Effective Time and continuing to the fourth anniversary thereof. In addition, General Re agreed, in its capacity as a shareholder of Tempest, to vote in respect of all of its voting rights for the proposed combination of ACE with Tempest, unless General Re believes an alternative amalgamation to be superior for Tempest Shareholders to the proposed Amalgamation.

  In consideration of the repurchase by Tempest of all of the 1,082,785 Tempest Common Shares and Options (representing the right to purchase 285,366 Tempest Common Shares on a fully-diluted basis) held by General Re, as well as all other agreements made by General Re in the General Re Agreement, Tempest will pay General Re approximately $216.3 million (the "Cash Purchase Price"), subject to modification in certain circumstances. Because the Cash Purchase Price includes amounts relating to the cancellation of an option and the termination of a service contract, the amount of the Cash Purchase Price, which was negotiated by Tempest's Board of Directors and General Re, is not necessarily comparable to the consideration to be received by the other Tempest shareholders in connection with the Amalgamation. Tempest will use cash on hand and proceeds from the sale of short-term and other investments to pay General Re the Cash Purchase Price. For a discussion of the consideration to have been received by General Re under the March 14 Share Purchase Agreement, see "The Amalgamation and Related Transactions--Interests of Certain Persons in the Amalgamation--General Re Agreement" in the Joint Proxy Statement/Prospectus.

  In addition, the GRUS contract will be amended to revise a provision of the GRUS contract relating to computation of the underwriting profit payable by Tempest to GRUS. The purpose of amending this provision is to preclude any reduction, under the terms of the GRUS contract, in the amount of the GRUS Termination Fee to be paid to GRUS by Tempest.

  In connection with the amendment of the GRUS contract, Tempest will, upon termination of the GRUS contract, receive from GRUS a perpetual, nontransferable (other than to an affiliate of Tempest or to ACE or any of ACE's affiliates) license to use the computer-based models and modeling programs and other technological, mathematical, statistical and scientific programs, procedures, models, tools and related underwriting data and software devised during the term of the GRUS contract. Tempest and GRUS have acknowledged that GRUS has no duty or obligation to maintain, support, upgrade or enhance such data, models, programs, procedures, tools and software after termination of the GRUS contract. GRUS has also agreed, when necessary (as determined solely in Tempest's discretion), to use its best efforts to cause appropriate GRUS personnel to be made available, on such reasonable terms and conditions as GRUS and Tempest may agree, to assist on matters arising in connection with the GRUS contract for a period of 18 months after the Closing.

  In connection with the amendment to the termination provisions of the GRAM contract, Tempest has agreed that if Tempest elects to retain an outside advisor to manage its assets subsequent to April 30, 1999, it will afford GRAM the opportunity to bid for appointment as asset manager, on terms to be agreed at such time.

  General Re has agreed to consent to the amendment of Sections 14 and 17 of the Securityholders Agreement and the waiver of its appraisal rights. See "The Amalgamation and Related Transactions--The Tempest Transactions--
Securityholders Agreement" and "--Appraisal Rights" in the Joint Proxy Statement/Prospectus.

  Tempest agreed to purchase continuation coverage for its directors' and officers' indemnity insurance policy in respect of the liability of Tempest directors and officers arising from the Amalgamation. Coverage will be provided for the period beginning on the Effective Date and continuing to the fourth anniversary thereof.

  Tempest agreed to indemnify General Re and its directors (including the General Re-designated directors of Tempest), officers, employees and agents ("General Re Indemnitees") for any liability arising from the execution and delivery by Tempest of the Amalgamation Agreement or the performance by Tempest of the transactions contemplated therein, except that Tempest will not indemnify the General Re Indemnitees if (i) the closing of the Amalgamation does not occur, (ii) the liability arises from the gross negligence or wilful misconduct of any General Re Indemnitee, or (iii) any such General Re Indemnitee has materially breached the General Re Agreement. Tempest and General Re also agreed to execute and deliver forms of general releases.

  It is a condition of the consummation of all the transactions provided for in the General Re Agreement that the Amalgamation Agreement and the transactions therein contemplated be approved by Tempest Shareholders.

            TAX CONSEQUENCES OF THE AMENDED AMALGAMATION AGREEMENT

TREATMENT OF DIVIDENDS

  Subject to the discussion in the next paragraph, the declaration and payment of the Contingent Dividend and the Second Contingent Dividend provided for in the amended Amalgamation Agreement should have the same U.S. federal income tax consequences for Tempest Shareholders as the declaration and payment of the Dividends, as described in the Joint Proxy Statement/Prospectus under "Tax Consequences to Tempest Shareholders--Tax Consequences of the Amalgamation-- United States--Payment of Dividends."

TREATMENT OF THE AMALGAMATION

  The changes provided for in the amended Amalgamation Agreement should not significantly affect the tax treatment of the Amalgamation, as described in the Joint Proxy Statement/Prospectus under "Tax Consequences to Tempest Shareholders--Tax Consequences of the Amalgamation--United States--The Amalgamation." Accordingly, it is still intended that the Amalgamation constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. As also described in such discussion in the Joint Proxy Statement/Prospectus, such treatment as a reorganization is not free from doubt. The U.S. federal income tax consequences to Tempest Shareholders, should the Amalgamation not be treated as a reorganization, are described on page 43 of the Joint Proxy Statement/Prospectus.

                        TEMPEST DIRECTOR STOCK OPTIONS

  Awards of options under Tempest's stock option plan were granted to each Tempest director at the October 20, 1995 meeting of the Tempest Board of Directors. Each Tempest director was granted options with respect to 2,000 Tempest Common Shares at an exercise price of $100 per Tempest Common Share. The vesting of such options will accelerate upon the closing of the Amalgamation and such options will be converted into options to acquire ACE Ordinary Shares as described in the Joint Proxy Statement/Prospectus under "The Amalgamation and Related Transactions--Amalgamation Consideration-- Tempest Options" and "The Amalgamation and Related Transactions-- Recommendations of the Tempest Board of Directors and Tempest's Reasons for the Amalgamation."

                          COMPARATIVE PER SHARE DATA

  Set forth below are historical earnings per share excluding net realized gains (losses), earnings per share, cash dividends per share and fully diluted book value per share data of ACE and Tempest, unaudited pro forma combined per share data of ACE and unaudited pro forma equivalent per share data of Tempest. The pro forma combined unaudited data give effect to the Amalgamation as if it had occurred at October 1, 1994 for data included in the statements of operations and March 31, 1996 for balance sheet data. The data set forth below should be read in conjunction with (i) ACE's audited consolidated financial statements and unaudited interim financial statements, including the notes thereto, which are incorporated by reference in the Joint Proxy Statement/Prospectus and (ii) Tempest's financial statements and related notes, other financial information appearing in the Joint Proxy Statement/Prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition of Tempest" appearing in the Joint Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma condensed consolidated balance sheet and statements of operations, including the notes thereto, included elsewhere in this Supplement.

                                        ACE                      TEMPEST (1)
                          ------------------------------- -------------------------
                                                          SIX MONTHS  YEAR ENDED OR
                            SIX MONTHS    YEAR ENDED OR   ENDED OR AT      AT
                            ENDED OR AT  AT SEPTEMBER 30,  MARCH 31,  NOVEMBER 30,
                          MARCH 31, 1996       1995          1996         1995
                          -------------- ---------------- ----------- -------------
Historical:
Earnings per share
 excluding net realized
 gains..................      $ 2.16          $ 3.97        $ 11.60      $ 20.39
Earnings per share......      $ 3.24          $ 5.05        $ 11.87      $ 19.97
Cash dividends per
 share..................      $ 0.28          $ 0.50            --           --
Fully diluted book value
 per share..............      $33.29          $31.19        $138.56      $130.33
                                                              TEMPEST PRO FORMA
                              PRO FORMA COMBINED (1)         EQUIVALENTS (1)(2)
                          ------------------------------- -------------------------
                                            YEAR ENDED    SIX MONTHS   YEAR ENDED
                            SIX MONTHS        OR AT       ENDED OR AT     OR AT
                           ENDED OR AT    SEPTEMBER 30,    MARCH 31,  SEPTEMBER 30,
                          MARCH 31, 1996       1995          1996         1995
                          -------------- ---------------- ----------- -------------
Earnings per share
 excluding net realized
 gains..................      $ 2.72           $5.17        $  8.73       $16.59
Earnings per share......      $ 3.58           $5.96        $ 11.49       $19.13
Cash dividends per share
 (3)....................      $ 0.28           $0.50        $  0.90       $ 1.60
Fully diluted book value
 per share (4)..........      $36.47             N/A        $117.04          N/A
Tempest Contingent and
 Second Contingent
 Dividends..............         N/A             N/A        $ 21.25          N/A

- --------
N/A--Not applicable.
(1) The historical Tempest earnings per share excluding net realized gains and earnings per share are for the six month period ended March 31, 1996 and for the year ended November 30, 1995. Therefore, the months of October and November 1995 are included in both the six month period ended March 31, 1996 and the year ended November 30, 1995. Earnings per share for these two months were $2.34.
(2) The Tempest pro forma equivalent data represents the unaudited pro forma combined earnings per share excluding net realized gains, earnings per share, cash dividends per share and fully diluted book value per share calculated on the assumption that the exchange ratio will be 3.2091 ACE Ordinary Shares for each Tempest Common Share.
(3) Pro forma cash dividends per share are assumed to be the same as historically declared by ACE. However, any decision to increase or decrease the cash dividend per share is at the discretion of the ACE Board of Directors.
(4) The Tempest pro forma equivalent fully diluted book value per share of $117.04 excludes the Contingent Dividend that will be declared immediately prior to the Effective Time and the Second Contingent Dividend. If the Amalgamation had been consummated on March 31, 1996, the Contingent Dividend would have been $14.03 per Tempest Common Share based on unaudited financial statements of Tempest as of March 31, 1996. See "The Amalgamation Agreement--Additional Agreements--Net Assets" in the Joint Proxy Statement/Prospectus. Assuming an ACE Closing Price of $46.75, the Second Contingent Dividend would be $7.22 per Tempest Common Share. Accordingly, Tempest's historical fully diluted book value per share of $138.56 should be compared to the sum of the pro forma equivalent fully diluted book value per share of $117.04, the Contingent Dividend of $14.03, and the Second Contingent Dividend of $7.22, or $138.29.

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF ACE

  The following unaudited pro forma condensed consolidated statements of operations for the twelve months ended September 30, 1995 and for the six months ended March 31, 1996 present operating results of ACE as if the Amalgamation had occurred on October 1, 1994. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1996 gives effect to the Amalgamation as if it had occurred on March 31, 1996. Pro forma adjustments are based upon available information and certain assumptions that management of ACE believes are reasonable in the circumstances.

  The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of ACE, including the notes thereto, and the other financial information pertaining to ACE and Tempest contained elsewhere or incorporated by reference in this Supplement or in the Joint Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated financial information is not intended to be indicative of the consolidated results of operations or financial position of ACE that would have been reported if the Amalgamation had occurred at the date indicated or of the consolidated results of future operations or of future financial position.

  The Amalgamation is accounted for as a purchase in accordance with GAAP. Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values. Allocation of the purchase price is subject to valuations and other studies which are not complete. Accordingly, the final allocation may be different from the amounts reflected herein. However, management of ACE does not believe such difference will be material.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                               AT MARCH 31, 1996
                                  ----------------------------------------------
                                                                      PRO FORMA
                                     ACE     TEMPEST  ADJUSTMENTS     COMBINED
                                  ---------- -------- -----------    -----------
                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                     DATA)
Total investments and cash......  $3,433,018 $786,169  $(216,307)(1)
                                                         (88,287)(2) $ 3,914,593
Other assets....................     140,150   94,362                    234,512
Goodwill........................                         208,276 (3)
                                                           5,000 (3)     213,276
                                  ---------- --------  ---------     -----------
Total assets....................  $3,573,168 $880,531  $ (91,318)    $ 4,362,381
                                  ========== ========  =========     ===========
Unpaid losses and loss expenses.  $1,611,366 $ 42,284                $ 1,653,650
Unearned premiums...............     349,521   85,499                    435,020
Other liabilities...............      72,630   14,809     (4,515)(4)
                                                          10,000 (3)      92,924
                                  ---------- --------  ---------     -----------
Total liabilities...............   2,033,517  142,592      5,485       2,181,594
                                  ---------- --------  ---------     -----------
Total shareholders' equity......   1,539,651  737,939    623,333 (5)
                                                          17,803 (4)
                                                        (216,307)(1)
                                                         (88,287)(2)
                                                        (433,345)(6)   2,180,787
                                  ---------- --------  ---------     -----------
Total liabilities and
 shareholders' equity...........  $3,573,168 $880,531  $ (91,318)    $ 4,362,381
                                  ========== ========  =========     ===========
Shares outstanding on a fully
 diluted basis..................                                      61,016,010
                                                                     ===========
Fully diluted book value per
 share(7).......................                                     $     36.47
                                                                     ===========

See accompanying notes.

- --------
(1) Pursuant to the General Re Agreement, Tempest will repurchase, at the time of but subject to the consummation of the Amalgamation, all Tempest Common Shares and options to purchase Tempest Common Shares held by General Re. See "The General Re Agreement." In connection with the Amalgamation, Tempest and GRUS will amend the GRUS contract to provide for its termination in consideration of the payment of a termination fee. See "The General Re Agreement." In total, Tempest will pay General Re an aggregate amount of approximately $216,307,000.
(2) Pursuant to the Amalgamation Agreement, Tempest will declare the Contingent Dividend to Tempest Shareholders of record as of the Effective Time to reduce the Net Assets of Tempest to $452,500,000. Assuming the Amalgamation had occurred on March 31, 1996, the Contingent Dividend would have been approximately $58,287,000. In addition, Tempest will declare the Second Contingent Dividend up to a maximum of $50,000,000 if the ACE Closing Price is less than $49.00. Assuming an ACE Closing Price of $46.75, the value per share used in measuring the value of the ACE Ordinary Shares to be issued in exchange for Tempest Common Shares (see note 5 below), Tempest would pay the Second Contingent Dividend of $30,000,000, making a total dividend of $88,287,000.
(3) Under purchase accounting, the total purchase price is allocated to the acquired assets and liabilities based on their fair values. The excess of the cost of the transaction (including expenses incurred by ACE related to the transaction estimated at $5,000,000) over the fair value of the Tempest net assets acquired is recorded as goodwill. Tempest's GAAP net assets have been adjusted in accordance with the Amalgamation Agreement to accrue fees and other expenses related to the transaction estimated at $5,000,000 and additional Tempest stock option costs of $5,845,000. Based on the value of the ACE Ordinary Shares expected to be issued, including the ACE Options described in note 4, to effect the Amalgamation, ACE will record goodwill of $213,276,000 as a result of the Amalgamation (see discussion of purchase price in note 5 below). For purposes of the pro forma financial statements goodwill will be amortized on a straight line basis over a 40-year period.
(4) At March 31, 1996, Tempest had accrued $4,515,000 related to the intrinsic value of Tempest stock options that will be cancelled and replaced with ACE Options. ACE will record the fair value of these ACE Options of $17,803,000 as part of the purchase price of Tempest. Accordingly the Tempest liability will no longer exist, and the difference of $13,288,000 has been recorded as a component of goodwill.
(5) The Amalgamation Agreement provides that, at the Effective Time, each Tempest Common Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive ACE Ordinary Shares in accordance with the applicable exchange ratio. See "The Amalgamation and Related Transactions--Amalgamation Consideration" in the Joint Proxy Statement/Prospectus. This value will be determined in accordance with the EITF 95-19 consensus that the value of equity securities issued to effect a purchase combination (in this case the Amalgamation) should be based on (a) the market price for a reasonable period before and after the date the terms of the acquisition are agreed and announced, or (b) at a later date if the purchase price changes. The original terms of the Amalgamation were agreed and announced on February 9, 1996. However, as a result of the IPC Proposal, ACE improved its bid to acquire Tempest. The terms of the revised Amalgamation Agreement were agreed and announced on June 19, 1996. For purposes of the pro forma financial statements, ACE has used a $46.75 share price and has accordingly assumed that it will issue 13,333,333 ACE Ordinary Shares (with a total value of $623,333,000) in exchange for Tempest Common Shares.

  If the Average Closing Price is $45.00 per ACE Ordinary Share or above, the number of ACE Ordinary Shares issued would remain fixed at 13,333,333 shares. If the Average Closing Price is within the $33 to $45 per share range, the exchange ratio will vary, although the value of the ACE Ordinary Shares to be issued will always total $600,000,000. Within this range, the pro forma fully diluted book value per share at March 31, 1996 will change by an amount between $0.18 and $0.28 per share for each $1 change in the Average Closing Price.

  Tempest will also pay the Second Contingent Dividend which will vary between nil and $50,000,000 depending on the ACE Closing Price. If the ACE Closing Price is calculated to be $45.25 per share or lower, the value of the Second Contingent Dividend would be $50,000,000. If the ACE Closing Price is calculated to be $49 per share or higher, the value of the Second Contingent Dividend would be nil. Assuming an ACE Closing Price of $46.75, the Second Contingent Dividend would be $30,000,000.
(6) The adjustment of $433,345,000 reflects the consolidation adjustment to eliminate Tempest's remaining shareholders' equity, after payment to General Re (note 1) and payment of the Contingent Dividend and the Second Contingent Dividend (note 2).
(7) Fully diluted book value per share is based on the sum of total shareholders' equity and the aggregate proceeds assuming exercise of all outstanding ACE options and Tempest stock options that will be cancelled and replaced with ACE options.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                     SIX MONTHS ENDED MARCH 31, 1996
                               -------------------------------------------------
                                                                      PRO FORMA
                                  ACE      TEMPEST(1) ADJUSTMENTS      COMBINED
                               ----------  ---------- -----------     ----------
                                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                  DATA)
Net premiums written.........  $  306,330   $80,025                   $  386,355
                               ==========   =======                   ==========
Net premiums earned..........  $  262,377   $79,785                   $  342,162
Net investment income........      95,438    20,742       (2,774)(2)     113,406
Losses and loss expenses.....    (214,000)  (16,659)                    (230,659)
Acquisition costs and
 administrative expenses.....     (43,339)  (21,819)       4,325 (3)
                                                           2,888 (5)
                                                            (868)(4)     (58,813)
Amortization of goodwill.....                             (2,666)(6)      (2,666)
                               ----------   -------   ----------      ----------
Income excluding net realized
 gains.......................     100,476    62,049          905         163,430
Net realized gains on
 investments.................      49,863     1,436                       51,299
                               ----------   -------   ----------      ----------
Net income...................  $  150,339   $63,485   $      905      $  214,729
                               ==========   =======   ==========      ==========
Earnings per share...........       $3.24                                  $3.58
                               ==========                             ==========
Earnings per share excluding
 net realized gains..........       $2.16                                  $2.72
                               ==========                             ==========
Weighted average shares        46,462,323
 outstanding.................  ==========                213,281 (7)
                                                      13,333,333 (8)  60,008,937
                                                      ==========      ==========

- --------
 (1) The Tempest condensed statement of operations has been compiled to reflect its results of operations for the six-month period ended March 31, 1996.
 (2) The estimated investment income adjustment has been calculated to eliminate investment income assumed to have been earned on the Net Assets of Tempest in excess of $433,345,000 at October 1, 1994 (see Note 2 to the unaudited pro forma consolidated statement of operations for the twelve months ended September 30, 1995).
 (3) Included in Tempest's acquisition costs and administrative expenses are fees paid to GRUS in consideration for GRUS performing certain underwriting, claims supervision and administrative services for Tempest. Under this contract, Tempest pays GRUS underwriting fees equal to 3% of written premiums plus 4% of any underwriting profits of Tempest. In connection with the Amalgamation, the GRUS contract will be terminated. The adjustment of $4,325,000 represents total GRUS fees expensed in the six-month period ended March 31, 1996 which will not recur in the combined entity.
 (4) As discussed in Note 3 above, certain underwriting and other services are currently performed by GRUS. The contract with GRUS will terminate as part of the Amalgamation. Tempest expects that certain expenses, including the salaries and benefits of one GRUS employee and other new employees, will be paid by the ACE Reinsurance Subsidiary after the Amalgamation. The adjustment of $868,000 reflects the estimated additional administrative expenses required for ongoing operations.
 (5) Tempest's stock option plan provides that options may be redeemed for cash in certain circumstances, based on the net book value per share. Under Accounting Principles Board Opinion No. 25 (APB 25), these options are deemed to be compensatory and as a result, increases in the intrinsic value of the options are recorded as compensation expense in Tempest's statement of operations. The Amalgamation Agreement provides for the exchange of Tempest Options for options to acquire ACE Ordinary Shares. See "The Amalgamation and Related Transactions--Amalgamation Consideration--Tempest Options" in the Joint Proxy Statement/Prospectus. The options to acquire ACE Ordinary Shares will not be compensatory. The adjustment of $2,888,000 represents the expense recorded in the six-month period with respect to the Tempest Options which will not recur in the combined entity.

                                                                         ANNEX A

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                   Amendment

                           dated as of June 19, 1996

                                       to

                       Agreement and Plan of Amalgamation

                           dated as of March 14, 1996

                                  by and among

                                  ACE Limited,
                         a Cayman Islands corporation,

                           TRCL Acquisition Limited,
                      a Bermuda limited liability company

                                      and

                      Tempest Reinsurance Company Limited,
                      a Bermuda limited liability company


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                        ANNEX A

                                   AMENDMENT
                                      TO
                      AGREEMENT AND PLAN OF AMALGAMATION

  THIS AMENDMENT, dated as of June 19, 1996 (the "Amendment"), by and among ACE Limited, a Cayman Islands corporation ("Parent"), TRCL Acquisition Limited, a limited liability company organized and incorporated under the laws of Bermuda and a wholly owned direct subsidiary of Parent ("Acquisition"), and Tempest Reinsurance Company Limited, a limited liability company organized and incorporated under the laws of Bermuda (the "Company").

  WHEREAS, Parent, Acquisition and the Company have previously entered into that certain Agreement and Plan of Amalgamation, dated as of March 14, 1996 (the "Agreement"); and

  WHEREAS, the respective Boards of Directors of the Company, Parent and Acquisition deem it advisable and in the best interests of their respective shareholders to amend the Agreement as hereinafter set forth and have duly approved this Amendment and authorized its execution and delivery.

  NOW, THEREFORE, the parties hereto agree as follows:

  1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Agreement, and each reference in the Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Agreement as amended hereby. All references to the Agreement in any other agreement between Parent, Acquisition and the Company relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

  2. Section 1.01 of the Agreement is hereby amended by adding the following new subparagraph (a) and renumbering the remaining subsections as appropriate:

    "ACE Closing Price" shall mean the weighted average trading price of the Parent Shares on three of the following four days: (i) the two NYSE trading days immediately prior to the Closing Date, (ii) the Closing Date and (iii) the NYSE trading day immediately subsequent to the Closing Date, with the day on which the lowest weighted average trading price of the Parent Shares occurs being excluded. The weighted average trading price of the Parent Shares for any day shall be computed by (i) taking each trade during such day and multiplying the price at which the trade was executed by the number of Parent Shares traded, (ii) adding the products obtained in (i), and
  (iii) dividing the sum obtained in (ii) by the total number of Parent Shares traded on such day. The weighted average trading price for any number of days shall be computed in a similar manner.

  3. Section 1.01 of the Agreement is hereby amended by replacing subparagraph
(o) (formerly subparagraph (n) before the renumbering referred to in Section 2 above) in its entirety with the following:

    (o) "Net Assets" of the Company shall mean the shareholders' equity of the Company computed in accordance with GAAP as shown on the Closing Date Balance Sheet (as defined herein) (and without giving effect to any Second Contingent Dividend (as defined herein)) and adjusted to: (i) add any amounts accrued on the financial statements of the Company for Company Options (as defined herein); and (ii) deduct the sum of (A) fees of the Company's legal, accounting, auditing and other advisors incurred by the Company in connection with the transactions contemplated hereby to the extent that such fees have not already been accrued on the financial statements of the Company, and (B) an accrual equal to the Market Value of Parent Shares (as defined herein) represented by the options issued under this Agreement at the Closing Date less the exercise price of those options, and (C) an accrual equal to (1) the product of (a) the number of Shares subject to Company Options outstanding at the Closing Date other than Roll-Over Options (as defined herein) multiplied by (b) the Market Value of the Parent Shares issued pursuant to Section 2.07(a) per Share less (2) the aggregate exercise price of such Company Options.

  4. Section 2.07 of the Agreement is hereby amended by replacing subparagraph
(a) in its entirety with the following:

    Section 2.07 Conversion of Shares. At the Effective Time, by virtue of the Amalgamation and without any action on the part of Parent, Acquisition, the Company or the holder of any of the following securities thereof:

    (a) Each common share, $10 par value per share, of the Company (a "Share") which is issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.07(d) hereof) shall be, by virtue of the Amalgamation and without any action on the part of the holder thereof, cancelled and extinguished and shall be converted into that number of ordinary shares, par value $0.125 per share, of Parent (the "Parent Shares"), obtained by dividing (i) the quotient of (x) the Premium Amount (as defined below) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Shares issued and outstanding (excluding Shares to be cancelled pursuant to Section 2.07(d) hereof) immediately prior to the Effective Time (the ratio of a Share to such number of Parent Shares, rounded to the nearest 1/10,000th of a Parent Share, being defined herein as the "Exchange Ratio").

    The "Premium Amount" shall be an amount equal to the product of (x) a fraction the numerator of which is 600 and the denominator of which is
  452.5 multiplied by (y) the Net Assets of the Company; provided, however, that if the Net Assets of the Company should exceed $452.5 million then the Premium Amount shall be an amount equal to the sum of (i) $600 million plus
  (ii) the dollar amount by which the Net Assets exceed $452.5 million.

    The Parent Shares to be received as consideration pursuant to the Amalgamation and the procedures set forth in Section 2.08 by each holder of Shares is referred to herein as the "Amalgamation Consideration." Parent shall take such action as shall be necessary to issue the Parent Shares to be received as Amalgamation Consideration and register them on its share register.

    The "Average Closing Price" shall be an amount equal to the average per share closing price of Parent Shares as reported on the NYSE Composite Transaction Tape for the ten NYSE trading days immediately preceding the three NYSE trading days prior to the date upon which Parent's shareholders' meeting occurs as provided in Section 5.08; provided, however, that if the Average Closing Price is greater than $45.00, the Exchange Ratio will become fixed as if the Average Closing Price were $45.00 and if the Average Closing Price is less than $33.00, the Exchange Ratio will become fixed as if the Average Closing Price were $33.00 (the prices at which the Exchange Ratio will be fixed are collectively referred to herein as the "Average Closing Price Caps").

  5. Section 2.08 of the Agreement is hereby amended by replacing subparagraph
(f) in its entirety with the following:

    (f) No dividends or other distributions with respect to the Parent Shares constituting part of the Amalgamation Consideration shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section 2.08. Upon such surrender, there shall be paid (to the extent due and not yet paid), without interest, to the Person in whose name the certificates representing the Parent Shares into which such Shares were converted are registered, (i) by Parent any dividends and other distributions in respect of Parent Shares that are payable on a date subsequent to, and the record date for which occurs after, the Effective Time and (ii) by the Company any dividends (including any Contingent Dividend and any Second Contingent Dividend, as defined in Section 5.14 hereof) or other distributions in respect of Shares that are payable on a date subsequent to, and the record date for which occurs on or before, the Effective Time.

  6. Section 3.21 of the Agreement is hereby amended by replacing Section 3.21 in its entirety with the following:

    Section 3.21 Agreements with General Re. Except as set forth in Section
  3.21 of the Disclosure Letter and other than the Share Purchase Agreement, dated as of June 19, 1996, among the Company, General Re, GRUS and General Re-New England Asset Management, Inc. (the "Share Purchase Agreement") and related releases, the Company is not a party to or bound by any contract, agreement or arrangement with General Re or an affiliate thereof.

  7. Section 5.14 of the Agreement is hereby amended by replacing Section 5.14 in its entirety with the following:

    Section 5.14 Net Assets. Notwithstanding anything to the contrary in this Agreement, the Company and its directors shall take (or shall have taken), prior to the Effective Time, all necessary action to:

      (i) repurchase or otherwise acquire or cancel Shares and options to acquire Shares of the Persons set forth in Section 5.14 of the Disclosure Letter, which schedule shall set forth the number of Shares and/or options to acquire Shares held by each such Person to be repurchased or otherwise acquired or cancelled as provided in this
    Section 5.14, provided, that, the repurchase, acquisition or cancellation of Shares or Company Options by the Company shall not obligate or commit Tempest Re or any of its Affiliates in any way other than as set forth in Section 5.14 of the Disclosure Letter;

      (ii) declare a dividend (a "Contingent Dividend") in an amount equal to such portion of the Net Assets of the Company, measured immediately prior to the Effective Time, as exceeds $452.5 million (such Contingent Dividend shall be paid to shareholders of record of the Company as of the Effective Time and shall be held and distributed by the Company to such shareholders, without interest, pursuant to Section 2.08(f) hereof, to the extent not previously paid to shareholders by the Company); provided, that, the Contingent Dividend shall be payable only from assets of the Company existing at the Effective Time; and

      (iii) declare a dividend (a "Second Contingent Dividend") in an amount equal to the product of (x) the remainder of (X) $49.00 minus
    (Y) the ACE Closing Price multiplied by (y) 13,333,333 (such Second Contingent Dividend shall be paid to shareholders of record of the Company as of the Effective Time and shall be held and distributed by the Company to such shareholders, without interest, pursuant to Section 2.08(f) hereof, to the extent not previously paid to shareholders by the Company); provided, that the Second Contingent Dividend shall be payable only from assets of the Company existing at the Effective Time; provided further, that, the amount of the Second Contingent Dividend shall in no event be greater than $50 million or less than $0;

  provided, that, the repurchase, acquisition or cancellation of Shares or Company Options by the Company and the declaration or distribution of the Contingent Dividend or the Second Contingent Dividend shall not obligate or commit Tempest Re or any of its Affiliates (except for the payment of dividends or distributions referred to in clause (ii) or (iii) above) in any way whatsoever.

  8. Section 6.03(l) of the Agreement is hereby amended by replacing clause
(iv) thereof in its entirety with the following:

    (iv) General Re, the Company and the other parties thereto shall have fully performed the Share Purchase Agreement on the terms provided in such agreement.

  9. Section 7.05 of the Agreement is hereby amended by replacing subparagraph
(c) in its entirety with the following:

    (c) by either Parent or the Company by written notice to the other, no later than 5:00 p.m., Bermuda Time, on the second calendar day following the Determination Date if the Average Closing Price shall be less than $31.00 (such price being referred to herein as the "Termination Price").

  10. Section 2.09 of the Agreement is hereby amended by replacing the phrase "Termination Prices" with "Termination Price."

  11. From and after the approval of the Agreement by the Company's shareholders as contemplated by Section 6.01(a) of the Agreement, Section 5.02 of the Agreement shall be amended (without further action on the part of the parties hereto) by replacing Section 5.02 in its entirety with the following:

    Section 5.02 Exclusivity. Neither the Company nor any of its directors, officers or employees shall, and the Company shall use its best efforts to ensure that none of its representatives shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from or with any Person (other than Parent and Acquisition (or other Affiliates of Parent) or such Person's directors, officers, employees, representatives and agents) that constitute, or would lead to, a Third Party Acquisition. The Company will promptly advise Parent of (i) any request for non-public information from any Person expressing an interest in a Third Party Acquisition or (ii) a proposal in respect of a Third Party Acquisition received by the Company, including the identity of the Person requesting non-public information or making such a proposal (as the case may be); in the case of a proposal in respect of a Third Party Acquisition, the Company will furnish to Parent the terms and conditions of such proposal. The Company and its Board of Directors may not (i) provide non-public information to any Person (other than to or at the direction of Parent),
  (ii) undertake any review of any such proposal or (iii) participate in negotiations respecting any such proposal.

; provided, that if Parent's shareholders have not approved the issuance of the Parent Shares as contemplated by Section 6.01(a) of the Agreement on or before July 11, 1996, the amendment of Section 5.02 of the Agreement provided for in this Section 11 shall be rescinded.

  12. Section 5.09 of the Agreement is hereby amended by deleting subsection
(b) thereof in its entirety and all references in the Agreement to "restrictive legends" shall be deleted as appropriate.

  13. Section 5.19 of the Agreement is hereby amended by replacing subsection
(a) thereof in its entirety with the following:

    (a) From and after the Effective Time, Parent shall indemnify, defend and hold harmless the officers, directors (including any directors who have resigned subsequent to March 1, 1996) and employees of the Company (the "Indemnified Parties") against all losses, expenses, claims, damages and liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law (including, without limitation, reasonable attorneys' fees). Parent agrees that all rights to indemnification existing in favor of the directors, officers and employees, of the Company as provided in the Company's memorandum of association and bye-laws, and all rights to indemnification existing pursuant to indemnification agreements entered into by the Company (including an indemnification agreement between the Company and General Re pursuant to which the Company has agreed to indemnify, defend and hold harmless General Re and its affiliates, including the General Re designated directors of the Company, for liability, other than for liability arising from the gross negligence of General Re and its affiliates, arising from certain aspects of the Amalgamation), as in effect as of the date hereof (unless subsequently voluntarily terminated or superseded by the parties thereto), including the Share Purchase Agreement, with respect to matters occurring through the Effective Time, shall survive the Amalgamation and shall continue in full force and effect for a period of not less than six years from the Effective Time, and Parent shall guaranty the obligations of the Company in respect thereof.

  14. From and after the approval of the Agreement by the Company's shareholders as contemplated by Section 6.01(a) of the Agreement, Sections 7.01(b), 7.02, 7.03(b) and 7.04 of the Agreement shall be of no further force and effect; provided, that if Section 5.02 of the Agreement, as in effect prior to this Amendment, is reinstated, Sections 7.01(b), 7.02 and 7.03(b) of the Agreement shall also thereupon become reinstated.

  15. Section 8.06 of the Agreement is hereby amended by replacing Section
8.06 in its entirety with the following:

    Section 8.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 2.07 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by such Persons), Sections 4.12 and 5.18 (which are intended to be for the benefit of Former Holders and may be enforced by such Former Holders) and Section 5.19 (which is intended to be for the benefit of the parties to the Shares Purchase Agreement and may be enforced by such parties).

  16. This Amendment shall be governed by and construed in accordance with the laws of Bermuda without regard to the conflicts of laws rules thereof.

  17. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

  18. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be signed and sealed on its behalf by its duly authorized officers, all as of the day and year first above written.

                                          ACE LIMITED

                                                     Brian Duperreault
                                          By __________________________________
                                                     Brian Duperreault
                                               Chairman, President and Chief
                                                     Executive Officer

                                                                         [SEAL]

                                          TRCL ACQUISITION LIMITED

                                                     Brian Duperreault
                                          By __________________________________
                                                     Brian Duperreault
                                               Chairman, President and Chief
                                                     Executive Officer

                                                  Christopher Z. Marshall
                                          By __________________________________
                                                  Christopher Z. Marshall
                                            Executive Vice President and Chief
                                                     Financial Officer

                                                                         [SEAL]

                                          TEMPEST REINSURANCE COMPANY LIMITED

                                                       Donald Kramer
                                          By __________________________________
                                                       Donald Kramer
                                                        Co-Chairman

                                                     Charles G. Collis
                                          By __________________________________
                                                     Charles G. Collis
                                                         Director

                                                                         [SEAL]

                                                                        ANNEX B



                 [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]

                                                                  June 20, 1996

The Board of Directors
ACE Limited
The ACE Building
30 Woodbourne Avenue
Hamilton HM 08, Bermuda

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to ACE Limited ("ACE" or the "Company") and its shareholders of the consideration to be paid by the Company pursuant to the terms of the Agreement and Plan of Amalgamation, dated as of March 14, 1996, as amended by the Amendment, dated as of June 19, 1996 (as amended, the "Agreement"), by and among the Company, TRCL Acquisition Limited and Tempest Reinsurance Company Limited ("Tempest").

  Pursuant to the Agreement, each Tempest common share ("Tempest Share") will be converted into the number of ACE ordinary shares, par value $0.125 per share ("ACE Ordinary Shares"), obtained by dividing (i) the quotient of (x) the Premium Amount (as defined in the Agreement) divided by (y) the Average Closing Price (as defined below), by (ii) the number of Tempest Shares outstanding immediately prior to the effective time (the "Exchange Ratio"). The value of the ACE Ordinary Shares, for the purposes of calculating the Exchange Ratio, will be equal to the average closing price of the ACE Ordinary Shares on the New York Stock Exchange ("NYSE") for the ten NYSE trading days immediately preceding the three NYSE trading days prior to the date upon which ACE's shareholders meet to vote on the transaction (the "Average Closing Price"). The Exchange Ratio will be adjusted if the Average Closing Price of the ACE Ordinary Shares is between $33.00 and $45.00, such that the total value received for each Tempest Share remains constant. If the Average Closing Price is greater than $45.00, the Exchange Ratio is fixed such that the number of ACE Ordinary Shares to be received for each Tempest Share would be determined as if the Average Closing Price were $45.00 with the result that the total value received for each Tempest Share would increase. If the Average Closing Price is less than $33.00, the Exchange Ratio is fixed such that the number of ACE Ordinary Shares to be received for each Tempest Share would be determined as if the Average Closing Price were $33.00 with the result that the total value received for each Tempest Share would decrease. Immediately prior to closing, Tempest will declare a dividend, or otherwise distribute, to its shareholders an amount equal to such portion of the Net Assets (as defined in the Agreement) as exceeds $452.5 million. Included in this distribution will be cash amounts paid to General Reinsurance Corporation ("General Re") necessary to acquire 100% of its interest in Tempest and to buy out General Re's underwriting services contract with Tempest. In addition, prior to closing, Tempest will declare a Second Contingent Dividend (as defined in the Agreement), equal to the product of (x) $49.00 less the ACE Closing Price (as defined in the Agreement) and (y) 13,333,333; provided that the amount of such Second Contingent Dividend will in no event be greater than $50 million or less than $0. Based on $452.5 million of Net Assets, the Exchange Ratio would result in the issuance of 13,333,333 ACE Ordinary Shares, assuming an Average Closing Price of $45.00. The terms of the transaction are more fully set forth in the Agreement.

  The Agreement may be terminated by either ACE or Tempest if the Average Closing Price is less than $31.00 per share. In addition all outstanding unexercised Tempest options will be canceled and options to acquire ordinary shares of ACE will be granted in lieu thereof.

  In arriving at our opinion we have reviewed the Agreement. We also have reviewed financial and other information that was available or furnished to us by ACE and Tempest including information provided during discussions with their respective managements. Financial projections for Tempest for the fiscal years ended

November 30, 1996 and 1997 were developed by us based upon discussions with and information provided by the management of Tempest and were reviewed and accepted as reasonable by the management of ACE. In addition, certain financial projections of ACE for fiscal years 1996 through 1997 were developed by us based upon public information and were reviewed and accepted as reasonable by the management of ACE. In addition, we have compared certain financial data of ACE and Tempest with various other comparable companies whose securities are traded in the public markets, reviewed the historical stock price and trading volume of ACE Ordinary Shares, reviewed prices and premiums paid in other comparable business combinations and conducted such other studies, analyses and investigations as we deemed appropriate for purposes of this opinion, including utilizing materials prepared by and discussions held with ACE's outside accounting, legal, underwriting and actuarial consultants.

  In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by ACE and Tempest or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections developed by us and reviewed by the management of ACE, we have assumed that the information provided by the management of ACE and the management of Tempest, in connection therewith, reflect the best currently available estimates and judgments of the management of ACE and Tempest as to the future operating and financial performance of ACE and Tempest. We did not make any independent evaluation of ACE's or Tempest's assets or liabilities nor did we verify any of the information reviewed by us.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which ACE Ordinary Shares will actually trade at any time.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ served as financial advisor to ACE on ACE's acquisition of a 51% interest in Methuen Group Limited, a Lloyd's of London managing agency (the "Methuen Transaction"). The Methuen Transaction closed on March 27, 1996. DLJ received compensation in connection with the Methuen Transaction.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be paid by ACE pursuant to the Agreement is fair to ACE and its shareholders from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation

                                            /s/ Leandro S. Galban
                                          By: _________________________________
                                            Leandro S. Galban
                                            Managing Director

                                                                         ANNEX C

[LETTERHEAD OF MERRILL LYNCH]
                                                                   June 19, 1996
Board of Directors
Tempest Reinsurance Company Limited
14 Par-La-Ville Road
Hamilton, HM08 Bermuda

Gentlemen:

  ACE Limited ("ACE"), TRCL Acquisition Limited. ("TRCL Ltd."), a limited liability company and wholly-owned direct subsidiary of ACE, and Tempest Reinsurance Company Limited ("Tempest Re") have entered into an Agreement and Plan of Amalgamation, dated as of March 14, 1996, as amended by the amendment dated as of June 19, 1996 (the "Amalgamation Agreement"), pursuant to which TRCL Ltd. is to be amalgamated with Tempest Re (the "Amalgamation") and each common share, $10 par value per share, of Tempest Re outstanding immediately prior to the Effective Time (as defined in the Amalgamation Agreement) is to be exchanged for ordinary shares par value $0.125 per share, of ACE ("ACE Shares") with a total value of $600 million if ACE's average closing price on the New York Stock Exchange for the ten trading days preceding the three trading days before the ACE extraordinary general meeting of shareholders ("Average Closing Price") is between $33 and $45. If the ACE average share price is greater than $45, the number of ACE Shares received by Tempest Re shareholders would remain the same as if such average share price were $45. Likewise, if such average share price were less than $33, the number of shares received by Tempest Re shareholders would be the same as if such average share price were $33. The Amalgamation Agreement may be terminated by either party if the Average Closing Price is less than $31. Prior to the Effective Time, Tempest Re shares and options to acquire shares held by General Re Corporation ("General Re") are to be repurchased by Tempest Re for cash and certain other contractual arrangements between Tempest Re and General Re are to be terminated. Tempest Re is to declare and pay to its remaining shareholders a dividend that will reduce its consolidated net worth to $452.5 million at the Effective Time. In order to ensure that the value to be received by Tempest Re shareholders in the form of ACE shares be as close to $49 per ACE share as possible, Tempest Re shall declare a Second Contingent Cash Dividend (as defined in the Amalgamation Agreement) up to an aggregate amount of $50 million immediately prior to the Effective Time. The terms of the transaction are more fully set forth in the Amalgamation Agreement.

  You have asked us whether, in our opinion, the proposed consideration to be received in the form of ACE Shares, including the effect of the Second Contingent Cash Dividend, by Tempest Re shareholders pursuant to the Amalgamation Agreement is fair from a financial point of view to such Tempest Re shareholders.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed the Amalgamation Agreement;

  (2) Reviewed Tempest Re Annual Reports and related GAAP financial information for the three fiscal years ended November 30, 1995, and the unaudited statements for the three months ended February 29, 1996;

  (3) Reviewed ACE's Annual Reports and related GAAP financial information for the three fiscal years ended September 30, 1995, and the unaudited statements for the six months ended March 31, 1996;

  (4) Conducted discussions with members of senior management of Tempest Re concerning the business and prospects of Tempest Re;

  (5) Conducted discussions with members of senior management of ACE concerning the business and prospects of ACE;

  (6) Reviewed the historical market prices and trading activity for the ACE Shares;

  (7) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Tempest Re and ACE, furnished to us by Tempest Re and ACE;

  (8) Compared the proposed financial terms contemplated by the Amalgamation Agreement with the proposed financial terms of an amalgamation between IPC Holdings, Ltd. ("IPC") and Tempest Re contemplated by the letter of June 3, 1996 from IPC, as subsequently revised by the letters of June 10, 1996 and June 17, 1996 from IPC;

  (9) Compared the proposed financial terms of the transaction contemplated by the Amalgamation Agreement with the financial terms of certain mergers and acquisitions which we determined to be relevant;

  (10) Compared the results of operations of Tempest Re with those of certain companies which we deemed to be reasonably similar to Tempest Re;

  (11) Compared the results of operations of ACE with those of certain companies which we deemed to be reasonably similar to ACE; and

  (12) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

  In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Tempest Re and ACE and we have not independently verified such information or made an independent valuation or appraisal of the assets or liabilities of Tempest Re or ACE. In particular, we have relied upon the representation by ACE's management and actuaries that its reserves for breast implant related claims are adequate and we have not independently verified nor valued the accuracy of such reserves. We have further relied upon the assurances of the management of Tempest Re and ACE that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts furnished by Tempest Re and ACE, we have assumed with your consent that they have been reasonably prepared and reflect the best currently, available estimates and judgment of Tempest Re's or ACE's management as to the expected future financial performance of Tempest Re, ACE or their combined operations, as the case may be. Our opinion is necessarily based upon market, economic and other conditions as they exist on the date hereof. In connection with the preparation of this opinion, we have not been authorized by Tempest Re to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Tempest Re.

  We have, in the past, provided financial advisory and financing services to Tempest Re and have received fees for rendering such services. In 1993 we served as Lead Placement Agent in the establishment of Tempest Re, raising $535 million in a private placement. We are acting as financial advisor in connection with the Amalgamation and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Amalgamation.

  This opinion is directed to the Board of Directors of Tempest Re and does not constitute a recommendation to any shareholders of Tempest Re as to how such shareholders should vote at any shareholder meeting of Tempest Re.

  On the basis of and subject to the foregoing, we are of the opinion that, as the date hereof, the consideration to be received in the form of ACE Shares, including the effect of the Second Contingent Cash Dividend, by Tempest Re shareholders pursuant to the Amalgamation Agreement is fair from a financial point of view to such Tempest Re shareholders.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                            /s/ Steven J. Goulart
                                          By___________________________________
                                            Steven J. Goulart
                                            Director